As Filed With the Securities and Exchange Commission on September 30, 2005

Registration No. 333-122813

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2/A

AMENDMENT NO. 2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BLOORCOM CORP.

(Name of small business issuer in its charter)

Nevada	7389	98-0442742
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1304 – 925 West Georgia Street

Vancouver, British Columbia

Canada  V6C 3L2

(604) 684-2181

(Address and telephone number of principal executive offices and principal place of business)

(Name, address and telephone number of agent for service)	With copies to:	And to:
	Bloorcom Corp.	Edward L. Mayerhofer
Sierra Corporate Services	c/o Rahim Jivraj	Morton & Company
100 W. Liberty Street, 10th Floor	President	Barristers & Solicitors
Reno, Nevada	1304 – 925 West Georgia Street	1200 - 750 West Pender Street
89501	Vancouver, British Columbia Canada V6C 3L2	Vancouver, British Columbia Canada V6C 2T8
(775) 788-2000	(604) 689-5688	(604) 681-1194

Approximate date of proposed sale to the public:  As soon as practicable and from time to time after the effective date of this Registration Statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price per Share (1)(2)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, $0.001 par value offered by shareholders	1,084,000 common shares	$0.08	$86,720	$10.21

(1)

Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

(2)

The most recent issuance of common stock by the registrant was priced at $0.04 per share, when an issuance of 1,084,000 shares occurred on a private placement basis on January 14, 2005. The registrant believes this transaction supports a bona fide estimate of $0.08 per share as an estimated offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to section 8(a), may determine.

[OUTSIDE FRONT COVER PAGE]

The information in this Prospectus is not complete and will be amended and completed.  A registration statement relating to these securities has been filed with the Securities and Exchange Commission.  These securities may not be sold, nor may offers to buy be accepted, until the registration statement filed with the Securities and Exchange Commission is effective.  This Prospectus is not an offer to sell securities, nor is it a solicitation of an offer to buy securities, in any state, province or other jurisdiction where the offer or sale would be unlawful.

Subject to Completion September 30, 2005

PROSPECTUS

BLOORCOM CORP.

1,084,000 SHARES OF

 COMMON STOCK TO BE SOLD BY CURRENT SHAREHOLDERS

The selling shareholders of Bloorcom Corp. listed on page 13 under the caption "Selling Shareholders" may offer and sell up to an aggregate of 1,084,000 shares of our common stock under this prospectus. The selling shareholders will sell at a price of $0.08 per share until a market for our shares develops on the Over-the-Counter Bulletin Board or other trading facility, and thereafter at prevailing market prices or privately negotiated prices.  We will not receive any of the proceeds of this offering.

There is no established market for our common stock. Our common stock is not currently listed or quoted on any stock exchange or quotation service. There can be no assurance that our common stock will ever be quoted on a stock exchange or a quotation service or that any market for our stock will develop.

An investment in the common stock offered under this prospectus involves a high degree of risk and we urge you to carefully review this prospectus with particular attention to the section entitled "Risk Factors" beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offence.

THE DATE OF THIS PROSPECTUS IS SEPTEMBER 30, 2005

[INSIDE FRONT COVER PAGE]

TABLE OF CONTENTS

      Page #

Summary Information

4

Risk Factors

6

We have a limited history of operations

6

We have incurred losses during our operating history

6

Almost all of our revenues have to date been derived from a single customer

6

We may not be successful at attracting new customers

7

Our business plan requires that we obtain additional financing

7

If we are successful at increasing our customer base, we will need to hire additional personnel and acquire additional resources

7

If there are technical problems or defects in our products and services, we could lose customers

7

Internet e-commerce technology is constantly changing

7

The Internet services industry is intensely competitive

8

Our financial statements for the periods ended December 31, 2004 and

June 30, 2005 were prepared on a going concern basis

8

The loss or unavailability of Rahim Jivraj

8

Rahim Jivraj, our President and CEO and Sokhie Puar, or Secretary and

Treasurer currently collectively hold 80.8% of our common stock

9

We currently do not have a market for our common stock

9

Because our common stock will likely trade at prices below US$5.00 per share

9

Forward Looking Statements

9

Use of Proceeds

10

Plan of Distribution

10

Determination of Offering Price

10

Market for Common Stock

11

Selling Shareholders

12

Business

13

Description of Property

23

Legal Proceedings

23

Management Discussion and Analysis

23

Management

30

Executive Compensation

31

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

32

Security Ownership of Certain Beneficial Owners and Management

32

Certain Relationships and Related Transactions

33

Description of Securities

33

Legal Matters

34

Experts

34

Interests of Names Experts and Counsel

34

Where You Can Find More Information

34

Financial Statements Index

35

SUMMARY INFORMATION

This summary does not contain all of the information you should consider before buying shares in the offering.  You should read the entire prospectus carefully.

Bloorcom Corp.

We provide e-commerce solutions to medium sized retail businesses.  Our e-commerce solutions are designed to integrate with a business’s existing enterprise management software and existing customer websites.  Our solutions enable clients to interact with their customers, understand their customers better and make more informed marketing decisions, with the objective of protecting or increasing market-share and promoting revenues from sales over the Internet.  Our products and services can be applied to various markets but currently our primary market is established mid-tier retailers seeking to expand or improve their e-commerce business.  Our subsidiary commenced operations in July of 2003 and we are in the process of implementing our business plan and marketing our product to mid-tier retailers.  Our current customer base mainly consists of a single international retailer.

Our business is operated through our wholly owned subsidiary, Bloorcom Solutions Incorporated.  Bloorcom Solutions Incorporated was incorporated under the federal laws of Canada on July 14, 2003 under the name Bloorcom Incorporated.  On January 24, 2005, we changed the name of “Bloorcom Incorporated” to “Bloorcom Solutions Incorporated”.

Bloorcom Corp. was incorporated on August 30, 2004 under the laws of the State of Nevada for the sole purpose of acquiring Bloorcom Solutions Incorporated in connection with a business reorganization of Bloorcom Solutions Inc., whereby Bloorcom Corp. would manage most regulatory, corporate, securities and administrative aspects of our business.  Our management believes that the use of a Nevada corporation provides greater marketing opportunities for our products and greater access to capital.  Any future operations of our business in the United States will also be conducted through our parent company.

Our principal offices are located at Suite 1304 - 925 West Georgia Street, Vancouver, British Columbia, V6C 3L2.  The telephone number for our executive office is (604) 689-5688 and our fax number is (604) 682-4768.

On December 23, 2004, we completed the acquisition of Bloorcom Incorporated (now called Bloorcom Solutions Incorporated). The acquisition was made under an agreement with the sole shareholder of Bloorcom Solutions Incorporated.  Pursuant to the acquisition agreement, we issued 1,000,000 shares of our common stock in exchange for all the issued and outstanding shares of Bloorcom Solutions Incorporated.

As a consequence of the acquisition, Bloorcom Solutions Incorporated became our wholly-owned subsidiary.  Prior to the acquisition, the companies were not under common control.  As a result, in accordance with United States Generally Accepted Accounting Principles ("GAAP"), the acquisition was accounted for using the purchase method with the parent company being identified as the acquirer and Bloorcom Solutions Incorporated being identified as the acquiree. Accordingly, this registration statement and the accompanying financial statements reflect, both prior and subsequent to the acquisition, the business of Bloorcom Corp, the successor company.  The financial information for Bloorcom Solutions Incorporated for periods prior to the date of the acquisition (December 23, 2004) has been included, because Bloorcom Solutions Incorporated is considered the predecessor company.

The Offering

The offering of up to 1,084,000 shares of common stock is being made by the selling shareholders. The selling shareholders may sell all or any portion of the shares in this offering in one or more transactions through a variety of methods. The shares will be offered and sold at a price of $0.08 per share until a market for our shares develops on the Over-the-Counter Bulletin Board or other trading facility, and thereafter at prevailing market prices or privately negotiated prices. We will not receive any proceeds from the sale of the common stock by the selling shareholders.

As at September 26, 2005, we had 4,084,000 shares of our common stock issued and outstanding, which will remain unchanged after the offering. We have no options, warrants, or other rights to acquire our common stock, that are outstanding.

Summary Financial Information

The following table sets forth certain of the summary financial data of our subsidiary, Bloorcom Solutions Incorporated which was acquired in December 2004. Bloorcom Corp. was not incorporated until August 30, 2004 and had no activity until the issuance of shares to its founder in December 2004.  The data presented below has been derived from the audited and unaudited financial statements included elsewhere in this prospectus.

You should read this information together with the financial statements and the notes to those statements appearing elsewhere in this Prospectus and the information under "Management's Discussion and Analysis".  All dollar amounts refer to US dollars unless otherwise indicated.

Consolidated Statement of Operations Data

	Bloorcom Solutions Incorporated (1)			Bloorcom Corp. (2)_
	Six-month period ended June 30, 2004 (Unaudited)	For the period from July 1, 2004 to December 22, 2004	July 14, 2003 (inception) to June 30, 2004	August 30, 2004 (inception) to December 31, 2004	Six-Month Period ended June 30, 2005 (Unaudited)
	$	$	$	$	$
Sales	71,527	76,374	90,175	4,112	93,060
Cost of revenues	42,252	25,779	56,605	2,507	27,548
Gross profit	29,275	50,595	33,570	1,605	65,512
Net loss for the period	(14,169)	(10,756)	(56,489)	(155,692)(3)	(106,055)
Net loss per share	($14.17) (4)	($10.76) (4)	($56.49) (4)	($0.52) (5)	(0.03) (6)

(1)

Represents the results of operations of our subsidiary, Bloorcom Solutions Incorporated, the predecessor company.

(2)

Represents the consolidated results of operations of Bloorcom Corp. for the period from August 30, 2004 (inception) to December 31, 2004 and our subsidiary, Bloorcom Solutions Incorporated, for the period from December 23, 2004 (date of acquisition) to December 31, 2004, and unaudited consolidated results for the six-month period ended June 30, 2005.

(3)

Determined in accordance with regulations of the SEC whereby a one-time write off of a deemed excess of purchase price on the acquisition of our subsidiary was accounted for as an expense of $143,950.

(4)

Net loss per share is based on 1,000 weighted average Class A shares outstanding for Bloorcom Solutions Incorporated.

(5)

Net loss per share is based on 300,813 weighted average common shares outstanding for Bloorcom Corp.

(6)

Net loss per share is based on 4,000,155 weighted average common shares outstanding for Bloorcom Corp.

Consolidated Balance sheet data

	As at June 30, 2005 $ (Unaudited)	As at December 31, 2004 $
Cash and cash equivalents	19,209	35,564
Working capital deficiency	(135,003)	(38,955)
Total assets	45,953	84,367
Current accounts payable and accrued liabilities	162,200	95,870
Total Liabilities	178,581	114,203
Total Capital deficit	(132,628)	(29,836)

RISK FACTORS

An investment in our stock is risky.  You should carefully consider the following factors and other information in this prospectus before making a decision whether to invest in our common stock.  If any of the following risks materialize, you could lose all or part of your investment.

We have a limited history of operations which makes it difficult to evaluate our business and prospects.

Our subsidiary commenced operations in July of 2003 and accordingly our business and prospects must be considered in light of our limited operating history.  There are considerable risks, challenges and expenses that we might encounter and our limited operating history makes it difficult to predict with any certainty the impact these may have on our ability to carry out our business plan.  There is little basis with which to predict our financial results and accordingly those results may prove to be detrimental to our stock price, resulting in a loss to our investors.

We have incurred losses during our operating history and we may not achieve or maintain profitability.

We incurred consolidated net losses of $155,692 for the period from August 30, 2004 (inception) to December 31, 2004 which includes the results of operations of our company and its wholly owned subsidiary, Bloorcom Solutions Incorporated since December 23, 2004 (date of acquisition) and $106,055 for the period ended June 30, 2005.  Prior to the acquisition, Bloorcom Solutions Incorporated incurred net loss of $10,756 for the period from July 1, 2004 to December 22, 2004 and $56,489 for the period from July 14, 2003 (inception) to June 30, 2004.  There is a significant risk that we will not be successful in generating sufficient revenue growth to cover these increases to our expenses in addition to other ongoing expenses in which case we will continue to experience losses.

Almost all of our revenues have to date been derived from a single customer.  The loss of this customer, or any single future customer could have a significant impact on our revenues.

We are in an early stage of our business plan and rely heavily on revenue derived from a single client representing approximately 95% of our total revenues.  The loss of this key customer would result in substantially lower revenues and as a consequence require that we re-evaluate our ability to carry out our business plan.  We expect that for the foreseeable future, a limited number of customers will account for a large percentage of our total revenues.  The loss of any significant customer combined with our inability to generate sufficient new customers will reduce our future revenues.

We may not be successful at attracting new customers and increasing market awareness of our products.  If we do attract new customers, our sales cycles are generally long and the timing of the sales revenues is unpredictable.

Our customer base presently consists of one significant customer.  We must expand our sales operations, primarily by direct sales, in order to attract additional customers.  If we do attract additional customers, we will need to hire additional sales personnel that understand our services and have the ability to effectively market our e-commerce solution.  There is no guarantee that we will be successful at attracting any additional customers in which case our revenues will not grow.  In addition we cannot be certain that we will be able to attract qualified sales personnel, or that they will be successful at achieving the necessary level of sales.  In addition, our sales cycles are typically lengthy because we need to explain our product to potential customers, obtain their approval to proceed, understand their needs and develop a solution.  This process can take months, prior to actually having their e-commerce site fully operational on our software.  Accordingly, it will be difficult to predict when revenues from new sales will be earned.

Our business plan requires that we obtain additional financing in order to fund expenses associated with the continued development and further commercialization of our e-commerce solution.  If we are unable to obtain additional financing our future growth will be jeopardized.

Our business strategy requires that we dedicate significant resources to sales and marketing activities, as well as research and development, which in the short-term may hinder our ability to conserve cash resources and achieve profitability.  Our business will also require additional capital to accommodate the costs of new personnel and additional equipment associated with any increase in sales.  In order to fund these costs, we will need to raise additional funds through equity or debt financing.  If we are unable to secure additional financing on commercially acceptable terms we will likely incur ongoing losses and reduced revenues.

 If we are successful at increasing our customer base, we will need to hire additional personnel and acquire additional resources in order to properly manage growth, failing which we may lose existing and potential customers.

In order to manage growth, we will need to implement and improve our operational systems and hire additional sales and service personnel on a timely basis. At the early stages of our business plan, if we attract additional customers we will need to hire additional personnel for marketing, sales, research and development, and customer service, as well as acquire additional equipment.  We must effectively manage the integration of these additional resources into our business, failing which service to our customers may be detrimentally affected, resulting in lost sales and revenues.

If there are technical problems or defects in our products and services, we could lose customers, or fail to attract new customers, resulting in a loss in sales revenues and potential liability claims.

If errors arise in our software, or defects exists in any of our systems, that results in diminished service to our customers, our customers may not continue to use our services and we may suffer harm to our reputation.  It is not uncommon for such errors and defects to be found in any systems. In addition, defects and errors in our products can result in a customer losing revenue from incomplete sales, faulty transactions or lost data.  In the event of these losses, our customers may seek compensation for their losses from us, including product liability claims.

Internet e-commerce technology is constantly changing.  If we are unable to update our solution to accommodate and integrate these changes, our existing products could become obsolete.

There is a continuous stream of new e-commerce products and services entering the market, including transaction security related products and numerous other products.  The capabilities of new e-commerce solutions offered by our competitors are constantly changing and expanding.  In addition, the requirements of our clients are constantly changing.  We must be aware of these changes in technology and customer requirements and adapt our software and services appropriately to avoid obsolescence.  Our ability to market our products will be limited if we do not continuously enhance our products to incorporate the latest standards on a timely basis and develop new products to meet the changing needs of our clients.

The Internet services industry is intensely competitive.  Our services and prices must present a competitive advantage to attract customers or we may not be successful at attracting sufficient new customers or retaining existing customers.

We face intense competition with regional, national and global companies in the e-commerce services market in which we operate.  We may not be able to effectively compete in these markets.  Many of our competitors are well-established and have developed e-commerce solutions that are more comprehensive and powerful than our solution, have greater name recognition and have access to significantly greater financial, technical and marketing resources.  Larger competitors also typically bundle their products to integrate with other products offered by the same competitor.  Smaller companies that compete with us may have a similar strategy to ours and may be better positioned to market their products and services to customers in our target market.  Our ability to compete requires that we develop products and services and have a pricing strategy that gives us a competitive advantage over our competitors.  We must also increase awareness of and differentiate our comprehensive e-commerce approach and services among our potential customers.  Our ability to remain competitive and attract new customers is not proven.  We may not be able to effectively compete in our markets or increase our sales.  Our inability to compete effectively may limit our growth.

Our financial statements for the periods ended December 31, 2004 and June 30, 2005 were prepared on a going concern basis in accordance with United States generally accepted accounting principles. The going concern basis of presentation assumes that we will continue in operation for the foreseeable future and will be able to realize our assets and discharge our liabilities and commitments in the normal course of business. We may not be able to raise additional capital or achieve profitability and as a consequence we may not be able to meet our liabilities and commitments in the normal course of business, which would jeopardize our ability to continue our business operations in accordance with our business plan or at all.

Our audited financial statements disclose that there is a substantial doubt about our ability to continue as a going concern.  As at December 31, 2004 we had a working capital deficiency of $38,955 and a capital deficit of $29,836 and as at June 30, 2005, we had a working capital deficiency of $135,003 and a capital deficit of $132,628.  Our liquidity and capital resources are limited and we are presently relying on a combination of revenues from sales and equity investment in order to fund continued operations.  Our financial condition raises substantial doubt as to our ability to continue operations without additional equity or debt financing as described in the explanatory paragraph of the report of our independent auditor and note 2 of our financial statements.  The presentation of our financial statements assumes that we will continue as a going concern and our assets and liabilities are recorded on the basis that the business will continue for the foreseeable future.  In order to continue as a going concern, we must carry out our business plan and achieve profitability, which may not occur in the foreseeable future.  If we are unable to continue as a going concern, the proceeds from the liquidation of our assets may not be sufficient to discharge our liabilities as they become due, placing us at risk of legal proceedings, including bankruptcy proceedings, being initiated by our creditors.  Our inability to continue as a going concern will result in a significant loss of value of our common stock.

The loss or unavailability of Rahim Jivraj, our President and Chief Executive Officer for an extended period of time could adversely affect our business operations and prospects.

Our success depends, to a significant degree, upon the effort and skill of Rahim Jivraj, our President and Chief Executive Officer.  We do not presently maintain key man insurance on Mr. Jivraj.  Due to his knowledge of our operations and products, the loss, incapacity, or unavailability of Mr. Jivraj would likely result in a reduction in revenues and limit our ability to carry out our business plan.

Rahim Jivraj, our President and CEO and Sokhie Puar, our Secretary and Treasurer collectively hold 80.8% of our common stock and have the ability to control of and to deter changes in control.

Two shareholders, who are also directors and officers, currently hold approximately 80.8% of our issued common stock.  As a result, such persons, acting together, will have the ability to control most matters submitted to our stockholders for approval, including the election and removal of directors, and to control the management and affairs the company.  Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control, impeding a merger, consolidation, take-over or other business combination or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which limits the ability of our stockholders to participate in opportunities that may increase the value of their stock.

We currently do not have a market for our common stock, and our common stock is not currently traded on any stock exchange or quoted on a quotation system and no market may develop.  If a market does develop our stock price may be volatile because of factors beyond our control.

As at the date of this prospectus, no market existed for our shares and there is no guarantee that we will be successful at creating a market, or obtaining quotation of trades on a quotation service, such as the OTC Bulletin Board.  Even if we are successful at obtaining quotation of trades in our shares, the market for developing micro-cap technology companies is characterized by low trading volumes and high price volatility.   An investor may experience difficulty selling their shares at desired prices, or at all.

Because our common stock will likely trade at prices below $5.00 per share, and because we will not be listed on a national exchange, there are additional regulations imposed on broker-dealers trading in our shares that may make it more difficult for you to resell our shares.

Because of rules that apply to shares with a market price of less than $5.00 per share, known as the “penny stock rules”, investors in this offering will find it more difficult to sell their securities.  The penny stock rules will probably apply to trades in our shares. These rules in most cases require a broker-dealer to deliver a standardized risk disclosure document to a potential purchaser of the securities, along with additional information including current bid and offer quotations, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the customer’s account, and to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.

FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements all of which apply only as of the date of this prospectus.  We intend to identify forward-looking statements in this prospectus using words such as "anticipates", "believes", "plans", "expects", "future", "intends" or similar expressions.  These statements are based on our beliefs as well as assumptions we made using information currently available to us.  Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions.  Actual future results may differ significantly from the results discussed in the forward-looking statements.  Some, but not all, of the factors that may cause these differences include those discussed in the Risk Factors section.  You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of our common stock by the selling shareholders.

PLAN OF DISTRIBUTION

The sale or distribution of the common stock covered by this prospectus may be effected directly to purchasers by the selling shareholders from time to time in the over-the-counter market at a price of $0.08 per share until our shares are quoted on the OTC Bulletin Board or other trading facility and thereafter at prevailing market prices or privately negotiated prices. The shares may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares of common stock as an agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resales by that broker or dealer for its own account pursuant to this prospectus; (c) an over-the-counter sale in accordance with the rules applicable to such sales; (d) in ordinary brokerage transactions or transactions in which the broker solicits purchasers; (e) in transactions otherwise than on any stock exchange or in the over-the-counter market, including privately negotiated transactions; and (f) pursuant to Rule 144.  Upon our shares being quoted on the OTC Bulletin Board, any of these transactions may be effected at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling shareholder, or by agreement between the selling shareholder and underwriters, brokers, dealers or agents, or purchasers. There is no assurance that any of the selling shareholders will sell any or all of the shares offered by them.

In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling shareholders in amounts to be negotiated prior to the sale. The selling shareholders, and any brokers, dealers or agents that participate in the distribution of the shares may be deemed to be underwriters, and any profit on the sale of the common stock by them and any discounts, concessions or commissions received by any underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers.  In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is met.

We have advised the selling shareholders that while they are engaged in a distribution of the shares included in this prospectus they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling shareholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete.  Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.  All of the foregoing may affect the marketability of the shares offered hereby in this prospectus.

DETERMINATION OF OFFERING PRICE

This offering is solely for the purpose of allowing our shareholders to sell their stock. The selling shareholders may sell their shares when the registration statement becomes effective, or they may elect to sell some or all of their shares at a later date.

Prior to this offering there has been no market for our common stock. The offering price of the shares was arbitrarily determined and bears no relationship to assets, book value, net worth, earnings, actual results of operations, or any other established investment criteria. Among the factors considered in determining the price were our historical sales levels, estimates of our prospects, the background and capital contributions of management, the degree of control which the current shareholders desired to retain, current conditions of the securities markets and other information.

We have 4,084,000 shares of common stock issued and outstanding. The most recent sale of our common stock completed on January 14, 2005, when a total of 1,084,000 shares of our common stock were issued from our treasury at a price of $0.04 per share.

MARKET FOR COMMON STOCK

There is currently no established market for our common stock. We are proposing to apply for quotation on the NASD Over-the-Counter Bulletin Board in conjunction with this offering. In order to be approved for quotation, we must be current in our filing obligations with the United States Securities and Exchange Commission reporting requirements and our market maker must apply for and obtain clearance from the National Association of Securities Dealers (NASD) to commence trading. There are no guarantees that we will be approved for quotation on the Bulletin Board.

There were 22 holders of record and beneficially of our common stock as of September 26, 2005 holding a total of 4,084,000 shares.

There are currently no outstanding options, warrants or other securities convertible into shares of our common stock. All our shares are subject to resale restrictions pursuant to Rule 144 under the U.S. Securities Act of 1933.

This offering covers the sale of 1,084,000 shares of our currently outstanding common stock held by the selling shareholders. Shares offered and sold to the public through this prospectus will no longer be subject to Rule 144 and may be subsequently resold in the secondary market. Any shares subject to this offering, but not sold through this prospectus will remain restricted and may only be resold pursuant to Rule 144. The following table summarizes the hold periods applicable to our common stock under U.S. federal securities laws:

Number of Shares	Description
2,000,000(1)	Shares that may be sold beginning on December 14, 2005, in accordance with Rule 144.(3)
1,000,000(1)	Shares that may be sold beginning on December 28, 2005 in accordance with Rule 144. (3)
1,084,000 (2)	Shares that may be sold beginning on January 14, 2006 in accordance with Rule 144. (3)
4,084,000	Total number of shares issued and outstanding.

(1)

None of these shares are subject to this prospectus.

(2)

These shares are subject to this prospectus. Any of these shares sold through this prospectus will no longer be subject to Rule 144 and may be resold in the secondary markets.

(3)

Assumes the provisions of Rule 144(c) that the Company has current public information available, have been met.

There are no contractual restrictions on the resale of the outstanding common stock.

In general, Rule 144 promulgated under the Securities Act provides that securities may be sold if there is current public information available regarding the issuer and the securities have been held at least one year. Rule 144 also includes restrictions on the amount of securities sold, the manner of sale and requires notice to be filed with the SEC. Under Rule 144 a minimum of one year must elapse between the later of the date of the acquisition of the securities from the issuer or from an affiliate of the issuer, and any resale under the Rule.  If a one-year period has elapsed since the date the securities were acquired, the amount of restricted securities that may be sold for the account of any person within any three-month period, including a person who is an affiliate of the issuer, may not exceed the greater of 1% of the then outstanding shares of our common stock or the average weekly trading volume in the over-the-counter market during the four calendar weeks preceding the date on which notice of sale is filed with the SEC. If a two-year period has elapsed since the date the securities were acquired from the issuer or from an affiliate of the issuer, a seller who is not an affiliate of the issuer at any time during the three months preceding a sale is entitled to sell the shares without regard to volume limitations, manner of sale provisions or notice requirements. Affiliates of the issuer are subject to an ongoing volume restriction pursuant to Rule 144 on resales of shares held by them.

Penny Stock Rules

Because of rules that apply to shares with a market price of less than $5.00 per share, known as the "penny stock rules", investors in this offering will find it more difficult to sell their securities. The penny stock rules will probably apply to trades in our shares. These rules in most cases require a broker-dealer to deliver a standardized risk disclosure document to a potential purchaser of the securities, along with additional information including current bid and offer quotations, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the customer's account, and to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

Dividend Policy

We have not paid dividends on our common stock since our inception. Dividends on common stock are within the discretion of the Board of Directors and are payable from profits or capital legally available for that purpose. It is our current policy to retain any future earnings to finance the operations and growth of our business. Accordingly, we do not anticipate paying any dividends on common stock in the foreseeable future.

SELLING SHAREHOLDERS

The following table sets forth the names of the selling stock holders and information as to their share ownership and shares which may be offered for sale pursuant to this prospectus. Because the selling shareholders may sell all or part of the share of common stock offered hereby, the following table assumes that all shares offered under this prospectus have been sold by the selling shareholders.  The offered shares of common stock may be offered from time to time by each of the selling shareholders named below.  However, the selling shareholders are under no obligation to sell all or any portion of the shares of common stock offered, neither are the selling shareholders obligated to sell such shares of common stock immediately under this prospectus.  Particular selling shareholders may not have a present intention of selling their shares and may offer less than the number of shares indicated. The selling shareholders may also sell their shares under Rule 144 while this offering is effective.

Name of Selling Shareholder	Number of Shares Beneficially Owned Prior to the Offering	Maximum Number of Shares being Offered	Number of Shares Beneficially Owned After the Offering	Percentage of Shares Beneficially Owned After the Offering(1)
Campbell, Nicholas	5,000	5,000	0	0
Chow, Paul	200,000	200,000	0	0

Corcoran, Joseph	5,000	5,000	0	0
Jivraj, Karima	5,000	5,000	0	0
Jivraj, Rabiya	5,000	5,000	0	0
Kassam, Nafisa	4,000	4,000	0	0
Kumar, Vikram	5,000	5,000	0	0
Li, Xiajing	5,000	5,000	0	0
Mawani, Tameezan	5,000	5,000	0	0
Muljiani, Hanif	5,000	5,000	0	0
Munier, Celine	5,000	5,000	0	0
Nuraney, Naseem	5,000	5,000	0	0
Pang, Ricky	5,000	5,000	0	0
Samji, Suhill	5,000	5,000	0	0
Sangha, Kim	5,000	5,000	0	0
Sidi, Farzana	5,000	5,000	0	0
Sidi, Shainoor	5,000	5,000	0	0
Sidi, Shamir	5,000	5,000	0	0
Sokhie Puar(2)	2,300,000	300,000	2,000,000	48.97
Varshney, Anuja	500,000	500,000	0	0
TOTAL	3,084,000	1,084,000	2,000,000	48.97

(1)

Based on the total issued and outstanding shares as at September 26, 2005 of 4,084,000 shares.

(2)

Number of shares of common stock held includes shares held by SNJ Capital Ltd., a company that is wholly-owned by Sokhie Puar, a director and officer of Bloorcom Corp.

BUSINESS

Overview

We provide software and services designed to facilitate the implementation of e-commerce initiatives of national and international retailers, wholesalers and manufacturers.  Our proprietary software integrates with a business’s existing e-commerce and management software with our pricing structure designed to permit a transition to our software on more cost-effective basis when compared to available pre-packaged software solutions.  Our software and services provide a comprehensive solution, including ongoing remote software and hardware hosting, full application management, secure e-commerce transaction capabilities, store management and customer relationship management tools.  Our software and services are positioned to assist businesses in increasing their revenues from Internet commerce by providing an integrated approach to e-commerce management.  Our services allow consumers to securely purchase products over the Internet, companies to conduct business over the Internet, and companies to obtain more information about their customers.

We are presently in the early stages of carrying out our business plan and are seeking capital to expand our marketing program and operations.  Currently, we have one key client, La Senza Inc., an international lingerie and apparel retailer.  Our initial target market is national or international mid-tier retailers or service providers that are looking to enhance and develop the functionality and results of their e-commerce strategy and services.  These retailers will typically also have brick-and-mortar stores or operations in addition to their e-commerce business.  We expect to expand the target market to include companies that conduct business-to-business transactions such as wholesalers.

Corporate History

Bloorcom Corp., was incorporated on August 30, 2004 under the laws of Nevada.  Bloorcom Solutions Incorporated, a wholly owned subsidiary of Bloorcom Corp., was incorporated on July 14, 2003 under the federal laws of Canada under the name Bloorcom Incorporated. The subsidiary changed its name from Bloorcom Incorporated to Bloorcom Solutions Incorporated on January 24, 2005.  The companies became parent and wholly owned subsidiary pursuant to a share exchange agreement dated December 23, 2004. Under the terms of the share exchange agreement, Bloorcom Corp. issued 1,000,000 shares of its common stock to acquire all of the outstanding shares in the capital of Bloorcom Solutions Incorporated.

Industry Overview

Growth of E-Commerce

The purchase and sale of goods and services over the Internet, otherwise known as e-commerce, has grown dramatically over the last seven years.  The convenience of online shopping is evident in the ability to shop from home, avoid crowds, have 24 hour access, view an extensive product selection and quickly price shop among various retailers.  The Internet provides the opportunity for existing retail businesses to generate new revenue streams while collecting valuable data that can be applied to attract and retain customers.  Having an Internet storefront is a necessary complement to the traditional brick-and-mortar storefront.  National and international retailers, manufacturers and wholesalers have widely recognized both the need to protect or gain market share by establishing an Internet storefront and e-commerce capabilities, as well as the benefit that can be derived from data collected through consumer transactions, registrations or surveys posted on their website.

Consumers spent a record $117 billion online in 2004, with many of them preferring to shop with retailers that had both Internet and brick-and-mortar stores (Internet Week, January 10, 2005).  This represents approximately a 26% increase when compared to Internet consumer spending in 2003. During November and December of 2004, Internet consumer transactions totaled approximately $23.6 billion, representing a 28% increase over the same period in 2003.  In particular, 25 surveyed retailers with both brick-and-mortar sales as well as Internet sales strategies posted an average growth rate of twice that of the average of all online retail sales (ComScore Networks).

The growth in retail sales over the Internet, or “e-tailing”, in the last year has been spurred by online sales of jewelry, clothing and consumer electronics.  At 25% increase for 2004 over 2003, e-tailing's growth is actually slowing from earlier years, indicating that e-commerce is maturing as a widely accepted means of conducting retail business.  Online sales have stayed strong due to operational improvements that have allowed retailers to offer free or discounted shipping and because of the ability to order online and pick up in the store.

The Internet provides the opportunity for businesses to generate new revenue streams while collecting valuable data that can be applied to attract and retain customers.  An ineffective e-commerce strategy can result in a loss of market share as consumers and businesses are increasing the number of commerce transactions conducted using the Internet.  As the number of commercial transactions conducted using the Internet increases, so does the need for businesses to keep pace by periodically updating their e-commerce applications and services.

E-Commerce Requirements for Business

Most national and international retailers today have some form of website, whether for e-commerce, data collection or consumer marketing.  The website applications of such retailers range significantly.  At one end of the range would be marketing websites that are relatively passive and provide consumers with information on products, advertisements and corporate information with minimal or no consumer interaction.  At the other end would be dynamic e-commerce enabled websites that provide both customer and retailer with a number of interactive functions, including on-line purchases, customer registrations, data collection and analysis features.  Retailers with brick-and-mortar stores that are seeking to expand sources of revenues from e-commerce initiatives, being the initial target market of Bloorcom, generally seek an e-commerce solution that has the following features:

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INTEGRATION.  Web-based e-commerce solutions that can be integrated into a retailer’s existing enterprise management systems at minimal cost and effort.  For example, web-based e-commerce software programs must be able to integrate and communicate their data to a retailer’s existing inventory management, customer management or accounting software. While many e-commerce solution providers have some form of integration capabilities built into their product and service offerings, the solutions offered by these providers often require a two step integration process, and may require specialized assistance of information technology (IT) personnel thereby making them costly.

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MANAGEMENT FRIENDLY.  Web-based e-commerce solutions must permit management to retrieve, understand and analyze data without the need for assistance from IT personnel or consultants. For example, the ability to retrieve and analyze customer profiles, customer preferences and inventory status must exist in a management friendly format.  This data can be used by management to provide targeted content on its website as well as develop customer relationship strategies.  Many pre-packaged e-commerce solutions do not provide ownership of the data to the retailer.

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RELIABILITY AND SECURITY.  Customer confidence in e-commerce is supported by highly reliable and secure on-line credit card transactions, high web-site dependability, and website performance.  Accordingly, any e-commerce solution must provide these elements.  Implicit in these elements are scalability, reliability and integrity of the software and hardware systems, and reliability and speed of data transmissions via the Internet to customers. Lost revenues from e-commerce solutions that cannot handle increasing volumes of transactions, or from slow or unresponsive websites, are not uncommon and in some cases can have a significant impact on financial results pending upgrades being made to the e-commerce system.

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COST OF E-COMMERCE SOLUTION.  The e-commerce solution selected by a retailer, wholesaler, manufacturer or service provider must be commensurate to their financial capability.  The cost of an e-commerce solution can increase rapidly with greater software customization and requirement for managed services.  Accordingly, the extent to which the above features are incorporated into a business’s e-commerce solution will be dependent on the financial requirements of the business.  For example, a mid-tier retailer may not require nor wish to pay for the same level of data mining and analysis as a larger retailer.

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FULL SERVICE PACKAGE. The e-commerce solution must provide all elements necessary for a business’s e-commerce structure, including application servers and application management services.  Application servers provide a common platform for various e-commerce and enterprise management applications while application management provides ongoing upgrades, trouble-shooting and maintenance services and hosting of the customer hardware, software and website.

Available E-Commerce Solutions

Retailers, wholesalers and manufacturers wishing to implement an e-commerce solution have several options.  In general, e-commerce solution providers fall within three categories as follows:

ENTERPRISE LEVEL PROVIDERS

These include e-commerce solution providers that service the top tier of industry.  Their solutions are typically suited to large enterprises that have extensive financial resources to allocate to an e-commerce strategy.  Products in this category offer advanced e-commerce solutions and are targeted towards these larger enterprises.  These solutions are typically based on an e-commerce platform that is superimposed over an existing operating system.  There is an out-of-the-box set feature which provides e-commerce functionality but it is generally only a structure to build upon.  Additional features are available by adding on various value added components such as features for customer relationship management, inventory, accounting, and are subject to additional licensing costs.  These solutions provide businesses with ownership over data obtained from customer interaction.

Although the built in features, functionality, and value added components are tremendous, these are complex applications to integrate into existing enterprise management systems.  As a result, costs associated with these types of applications are higher, and in particular license fees can exceed $200,000 before related hardware, software, variable costs such as bandwidth, managed services, and integration costs are factored in.  Initial hardware and software costs can exceed $100,000 and variable costs can reach or exceed $15,000 per month.  Accordingly, this solution is powerful, however, it is typically suited for the larger enterprise level businesses.

APPLICATION SERVICE PROVIDERS

E-commerce Application Service Providers (ASP’s) range from browser based e-commerce solutions to full service customized solutions.  The two ends of the service continuum for providers in this category are discussed below.

Browser Based E-Commerce Solutions:  At one end of the range are entry-level browser-based e-commerce solutions.  Browser-based solutions are offered by a number of service providers such as Amazon, Yahoo, eBay, MSN and numerous others.  Browser-based solutions can be set up by accessing the provider’s website and following instructions, often without the need to download any software. These solutions provide the business with a fully managed browser-based storefront and basic e-commerce functions such as Internet sales and payment transactions. Browser-based solutions are easy to use, provide good basic e-commerce functionality and well known providers can result in increased traffic flow to a business’s on-line store.  All software, hardware and bandwidth is provided by the ASP and clients do not need an independent Merchant Account Service. Charges for the service are typically any combination of set-up fees, monthly fees and per transaction fees.  As such, they are a good option for small businesses, either to complement an existing website or as a stand alone e-commerce solution.

The weaknesses of the browser-based solution typically include a lack of ownership by the business using the service of valuable data concerning its on-line customers.  Accordingly, a business cannot build a customer database for customer relationship management activities, and is prevented from data-mining for better targeting customers.  The information is instead owned by the provider, who may use the data for their own purposes.  A further key weakness is the limited custom feature set offered under these services.  Browser-based solutions involve little or no consultation with the business and are intended to be used broadly and with  minimum effort.  Browser-based solutions also cannot be readily integrated into business enterprise management software, and accordingly must be maintained in parallel.  Browser-based solutions commonly use shared security certificates, shared merchant accounts and shared email extensions, which may lead consumers not to trust the website as it appears generic.  In addition, the provider may impose its own targeted ads onto the businesses’ browser-based on-line storefront web pages that may distract consumers from completing the transaction.  Accordingly, the trade-off for ease of use and lower cost is the lack of consultative service, web-site customization and limited e-commerce functionality, making this service practical for primarily smaller businesses.

Customized E-Commerce Solutions:  At the other end of the e-commerce ASP range are providers that offer consulting, a customized e-commerce solution and broad support services.  There are a number of small software developers offering solutions that can fall within this category.  Services include consultation with a client and developing a customized solution that may use various third party software components.  E-commerce functions offered can include transaction processing, on-line storefront development, dynamic content serving, advertising management, customer relationship tools, and application development tools.  The benefit of this service includes the customization of customer relationship software, data ownership residing with the business, integration with a business’s existing enterprise management system, full service maintenance and hosting.

Weaknesses of a customized solution are primarily the significant time and expense required to implement and maintain a solution.  In addition, software developers may not be ideally suited to offer the highest tier of e-commerce services due to the requirement to have a full understanding of a customer’s market and marketing needs, and limitations on software development expertise and resources.  Accordingly, while the functionality of such a service would be suited for a mid-tier business, the cost of such a customized solution may not be competitive with other better packaged solutions targeted at the same tier of business.

OUT-OF-THE BOX AND FREEWARE E-COMMERCE SOLUTIONS

There are several e-commerce products available that can be purchased as a pre-packaged store bought product, or that can be downloaded for free from the Internet (freeware).  These are sometimes referred to as “shopping cart” software as it provides a basic shopping cart capability to a business’s website.  While this may be cost-effective for a small business, the products are often limited in their sophistication and functions and are often packaged as a module that performs several low end functions.  To increase effectiveness of these products, either engaging a third-party developer or a strong understanding of server-side programming and technical knowledge would be required.  While various modules can be acquired and incorporated into the e-commerce solution, the benefits quickly dissipate due to the time and expertise required to integrate the additional modules, and to improve sophistication and functions.

Summary of E-Commerce Needs

In general, medium sized businesses require a comprehensive e-commerce solution including consulting and managed services.  They require a solution that can be implemented rapidly, provides effective customer relationship management and can be integrated with existing enterprise management systems, third party software and related updates.  The solution must be scalable, reliable and flexible enough to accommodate business changes.  The product and services must be provided at a cost and service level commensurate with the needs of the business.  An e-commerce solution that requires large software licensing fees and outsourced services to implement and maintain the solution can result in excessive implementation costs for a medium sized business.  In addition, for a high-level e-commerce solution to be effective, the service provider must be able to examine existing systems used by a business in order to understand the needs of management of the business.  A solution provider proposing a comprehensive solution must also provide some degree of staff training and a smooth transition both for management and technical staff of a business.

Our E-Commerce Services and Products

Overview

We are an e-commerce application service provider, assisting businesses in selling their products on-line.  Our e-commerce solution consists of an integrated e-commerce software application suite and related consultation services. Our present e-commerce solution was developed for the medium sized retailer market, however, can be adapted to suit other businesses seeking an e-commerce solution.

We provide consultation services and all necessary software with customized features, equipment storage, Internet connectivity, upgrades, maintenance, and ongoing support services for the customized software.  We provide web-site generation, servers and related hardware if required, however, our core offering is focussed on e-commerce software.  Our services and products integrate with existing customer enterprise management systems and web-sites.

Our services and products provide an e-commerce solution that is cost effective.  While our software suite currently does not offer all of the features available from solutions offered by large enterprise solution providers, we offer features that are commensurate with the typical needs of a medium sized retail business. These businesses typically have some form of on-line presence, and our solution is intended to further develop or replace that existing on-line presence.  We have adopted an approach that utilizes the consultation process in providing an e-commerce solution.  This approach is designed to provide a customized e-commerce solution  suited to a customer’s particular circumstances.  Our consultative approach involves obtaining an understanding of existing business processes such as inventory handling or order fulfillment, and customizing our solution to their existing process.

Our services can be offered on a comprehensive stand-alone basis, or can complement services provided by a business’s existing information technology (IT) department.  Medium sized businesses often have an existing IT department that focuses on enterprise management related tasks and some Internet related tasks such as building or maintaining an existing website.  Generally it would not be cost effective for most medium sized businesses to develop an in-house e-commerce solution of comparable service and feature levels as offered by outsourced service providers such as Bloorcom.  Accordingly, we work with IT departments by integrating our products and services into existing website and Internet marketing initiatives of a business.

In general terms, our solution includes our proprietary software application suite, combined with our e-commerce methodology. This combination offers a mix of customized and non-customized services and products which permit our clients to develop and improve their e-commerce business..

Our Products

Our core proprietary software product is a web-based store management software application suite, which consists of a number of components that may be either a modular component or a customized component.  The following provides a summary description of the key components of our software solution.

Store Management – The core base of the software is a real-time, web-based storefront with many features including a centralized store with unlimited products and categories, dynamic pricing, product up-selling options, store promotions, customer testimonials and online auctions.

Customer Relationship Management (CRM) – The CRM module enables dynamic content management dependant on customer profiles as well as real-time customer order tracking.  The user may create newsletters and store features that target the needs and preferences of the individual consumer.

Sales Management – In order to better manage sales, the software supports purchases and orders in real-time including payment processing pre-integrated with over 26 popular solutions, email alerts for new orders, the ability to export customer data and sales data to Microsoft Excel and QuickBooks, and detailed sales reports and forecasts.

Inventory Management – The automatic stock alert function enables management to control inventory levels by deploying a just-in-time system. This system automatically alerts suppliers when inventory levels need to be replenished. This may result in cost savings to the company as it reduces the chances of overstocking and replaces more manual inventory management processes.

Accounting Management – The Bloorcom software can be used as a stand-alone system or can be integrated with existing infrastructures to accept real-time payments using any of numerous available pre-integrated payment solutions, and to generate and distribute invoices.

Affiliate Management – This component allows for the creation and management of affiliates, allowing for commission structures or unique affiliate compensations.  The software also allows for the generation of unique affiliate codes for use on other websites.

Distribution Management – Distribution to customers allows for several shipping options, including real-time shipping, and allowing for dynamically generated invoices, barcodes, and shipping labels.

Supplier Management – The software allows for keeping track of suppliers and their products with real-time sales by supplier information and real-time comparisons of supplier product quantities.

Our Services

Software is one portion of an e-commerce solution.  We also provide an initial and ongoing consultation and review service.  We believe that our e-commerce consultation and review methodology combined with our software assists users with their e-commerce solution and enhances our customers’ use of time and resources. .  The methodology consists of the following phases:

Planning – During the planning phase, we consult with the business to determine e-commerce opportunities and options, helping to assess risks and to set goals and milestones.  At this point, we determine the potential on-line market for their products, to prepare for possible customer support issues and to help analyze the competitive marketplace.  Full costs for an e-commerce solution are determined, along with a break-even analysis.  An e-commerce strategy is developed for our client in the planning phase. .

Preparation – The objective of this stage is to ensure the end-user understands our e-commerce system.  During the preparation phase, customers are introduced to our software and become oriented to understand the features.  Any additional custom development needs are identified and an implementation plan established. This custom development is designed to enable the end-user to tailor their e-commerce solution to their specific needs.

Development – Customers use our software to develop their storefront.  Other components, such as integration into existing websites, payment processing setup, security encryption setup, and customer development, are performed by our development staff.

Execution and Refinement – Our service offering presently includes a bi-annual review of a customer’s e-commerce initiative. We test all functional aspects of the system as it has been configured, and re-evaluate the customer’s e-commerce strategy.  During this phase, customers may opt to refresh their e-commerce presence by changing the look and feel of the website, and to upgrade to any new features that we may develop and integrate into our product offering from time to time.

Our e-commerce methodology, with an emphasis on consultation, enables our customers to adapt to an e-commerce sales and marketing strategy, while our software provides a solution, to manage and grow their enterprise.

Our Technology

Our software solution uses various software components that integrate with our core store management software.  The components are add-on products that are either modular or that can be customized.

Our software solution uses a Microsoft platform and programming language that allows a customer’s website content to be dynamic, meaning that data can be extracted, processed and displayed in a user friendly interface.  Our e-commerce databases can be based on either Microsoft SQL or Oracle products depending on client preferences.  Our programming uses stored procedures and streamlined coding.  The stored procedures allow the application to reference a task or function and execute it against the database.  This allows for quicker response from the database since it does not execute a custom queries code every time.  When combined with the dual enterprise use (vs. personal use) micro-processor chips used in our servers, the result is that our e-commerce applications perform at what we believe is a  high response rate.

Our applications are designed to perform and be relied upon with 100% uptime.  Our e-commerce solution includes providing all required server hardware for hosting customer e-commerce web-site applications and other customer applications. The most likely cause of down-time would be as a result of a hardware failure.  At this stage in our development, we currently offer 99.9% uptime which allows for approx 87 hours of downtime per year.  In the future, as we make investments in expanding our infrastructure, we will increase that uptime guarantee.

For each typical customer, we would provide two web servers sharing the incoming traffic (load balancing).  They communicate with a dedicated database server which stores all the data and is only accessible through internal network communication. We also use a separate dedicated management server that is used for staging, updates, and management of the live site.  Our existing and potential customers would log into the management server to effect updates, changes to content, view reports, access user data and for various other similar functions.

The Microsoft platform and programming language allows for future development and connectivity to other types of applications.  The Bloorcom solution is scalable in its present form and is capable of accommodating and processing a large number of products, orders, customers and other functions.  Scalability refers to the ability of an application to accommodate increasing loads.  The use of a Microsoft SQL database is suited for our initial client market, however, scalability can be increased using Oracle products.  In the event that we need to scale the solution to handle more transactions or traffic, or to store more data, we would provide either an additional web server or database server as required, without any required down-time of the e-commerce applications or web-site.

Revenue Model

Our e-commerce solution is provided to the customer by way of license and service agreement.  The license is valid for the term of the license contract, and is valid for an unlimited number of authorized users.  The service agreement includes our consultative services.  Presently, license fees are set by us upon consultation with the customer as necessary to determine the particular e-commerce features required.  We presently do not provide separate licenses for each of our component applications in our store management software suite, however, we may reconsider this “packaged” approach as our client base grows.

We also charge an hourly rate for consultation, support and maintenance services that are not included as services provided under the license and service agreement.  Present hourly rates for support and maintenance that are not covered under the license and service agreement are $150.

Customer Support and Related Services

Presently we offer 8 hours per day support and a 24 hour on-call support service.  Our staffed customer support service will be increased to a 24 hour per day, seven days a week as our customer base and needs grow. Routine maintenance and support services for the term of the license are included in the scope of services presently offered, however, we may impose a time restriction on the availability of our maintenance and support services as we increase our client base.  Any services not included under the terms of our service agreement would be charged at an hourly rate.

Research and Development

The provision of e-commerce solutions requires a continuous awareness of updates to software and hardware, such as software that improves the security of payment transactions over the Internet, software and hardware that improves performance, reliability and security of applications and servers.  Customizations of software remain the property of Bloorcom, and can be applied to future customer solutions.  We are continuously reviewing and evaluating our software and incorporating features that extend and improve the features offered by our software.  In the past year, we have been focusing on the customization of software for our sole customer, La Senza and have only nominal research and development expenses.  We currently have two full-time employees who dedicate approximately 25 percent of their time to research and development.

Customers

We currently provide our e-commerce solution to one retailer, La Senza.  La Senza is an international retailer of specialized lingerie and apparel, with 519 retail outlets in nineteen countries worldwide.  Our initial contract with La Senza was subject to renewal in January of 2005, and has been renewed with a one year application service provider contract expiring in January 31, 2006.

Sales and Marketing

Our principal target market consists of mid-tier retailers with existing brick and mortar stores that are seeking a solution to updating and improving the performance of their e-commerce businesses.  These businesses include primarily retailers with annual revenues of $20 million or greater that require an e-commerce solution that is suited to their size and needs.  We would also consider smaller on-line retailers, however, this is not our target market as the cost of our solution would result in a reduced benefit to smaller retailers.  Smaller retailers typically require a simple shopping cart solution, without customized functionality, integration into existing management systems or data processing functions.  While we have in the past offered customized e-commerce solutions to small retailers, we have discontinued these product offerings due to limited returns and the availability of competing browser based e-commerce solutions that are better suited to the budgets of small retailers.

Presently, we can offer our solution to retailers throughout North America.  All back-end software and hardware components of our e-commerce solution are hosted by us, and as a result there is no requirement for us to be physically proximate to our customers.  Initial installation and integration services as well as some training require our presence at a customer’s offices, however, most of our services and products are offered remotely.

As most mid-tier retailers have some e-commerce strategy in place, our sales strategy is to pursue mid-tier retailers that have an existing e-commerce solution that requires updating or that is not competitively priced.  It is our belief that direct marketing is the most cost-effective sales technique for our products and services.  Presently we have one employee that dedicates approximately 60% of his time to direct sales and marketing initiatives.  One component of our business plan is to locate and engage sales managers to expand our direct sales efforts in both the United States and Canada.  Qualified sales managers can be difficult to engage at prices suited to our stage of development, and there is a significant risk that we will not be able to locate, engage, or if engaged, continue to pay for, their services.

We may also pursue strategic relationships with other service providers, such as enterprise management solution providers, internet service providers and web-site designers. As our business plan develops, we may offer our products as a back-end e-commerce solution that can be marketed and resold by other service providers under their name.

Competition

We compete with products offered by multi-national software vendors, such as platforms offered by IBM’s Websphere products, Microsoft, Art Technology Group and others.  These competitors have resources and knowledge that are considerably greater than ours.  We also compete with in-house product development and numerous smaller e-commerce solution providers that offer products and services comparable to our product and services.

We compete primarily on price advantage combined with a comprehensive service offering and high-level e-commerce solutions.  We believe our price advantage is derived from the comprehensive nature of our services.  For example, a national or international retail business seeking an enterprise level e-commerce solution would typically find a suitable software provider and purchase software under multiple licenses from that provider.  Depending on the number of licenses required and the functionality of the software, the cost could exceed $250,000 for the software alone, of which a portion would be recurring costs for annual license fees and updates.  In addition, due to the complexity of integrating new software with existing enterprise management systems, the retailer would typically engage a firm to provide systems integration services.  Further costs are incurred in outsourcing application management services and in ongoing maintenance services. These costs when combined can surpass $1 million per year.  While these systems may offer more functionality and features than our solution provides, we believe the typical mid-tier retailer does not require the same level of functionality as larger enterprises and prefer a more tailored solution at a significantly more competitive price.  In addition, we believe that mid-tier retailers prefer the comprehensive, or “one-stop-shopping”, approach offered by our solution.

In our price range and level of service offering, the market is highly competitive.  In order to build and retain market share, e-commerce service providers must provide a service that is reliable, effective and highly price competitive.  Our success in developing market share will be largely dependent on the success of our direct sales efforts and leveraging our client base as it develops.  We are an early stage service provider with a single mid-tier customer, and accordingly there is a significant risk that we may not be successful at increasing our market share significantly or at all.

Intellectual Property

Our success depends in part on the development and protection of the proprietary aspects of our technology as well as our ability to operate without infringing on the proprietary rights of others. To protect our proprietary technology, we rely primarily on a combination of trade secret, copyright, trademark and patent laws, as well as confidentiality procedures and contractual restrictions. In addition, we protect the proprietary aspects of our integrated e-commerce application suite (the database structure and code) by storing it on our servers which we manage on behalf of our clients.  Access to the servers is restricted, with only certain employees having access to the servers, either at the secure Peer 1 data centre or via the internet.

At this time we have not submitted any trademark or patent applications and do not have any registered trademarks or patents.  We may register our logo as a trademark in the future, however given the continuously evolving nature of e-commerce, we believe the benefit to registering a patent on our software or methodology is minimal, while the cost would be significant.

We license the following technologies that are incorporated in our product offering: Microsoft Windows Server 2003 (Operating System), and Microsoft SQL Server 2000 (DB System). The licences for these products are single use licences per machine, and have no expiry date, and permit the use of the software in connection with the sale of products and services that use the software.  Microsoft may terminate the agreement in the event of three separate breaches that are each not resolved in a timely manner.  The license agreement is a generic form widely used by Microsoft.  We anticipate that we will continue to license technology from third parties in the future.    We may not be able to renew our licences for these technologies on commercially reasonable terms, if at all.  The loss of these technologies or other technologies that we license could prevent sales of our product and increase our costs until equivalent technology, if available, is developed or licensed and successfully integrated into our product.

We have registered the following Internet domain names: www.bloorcom.com, www.bloorcom.net and www.bloorcom.org.

Despite our efforts to protect our proprietary rights and technology, unauthorized parties may attempt to copy aspects of our products or obtain and use information that we regard as proprietary. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement of invalidity. Any such resulting litigation could result in substantial costs and diversion of resources which could have a material adverse effect on our business, operating results and financial condition.

To date we have not received notification that our services or products infringe the proprietary rights of third parties.  Third parties could, however, make such claims of infringement in the future. We cannot be certain that others will not develop substantially equivalent or superseding proprietary technology, or that equivalent services will not be marketed in competition with our services, thereby substantially reducing the value of our proprietary rights. Furthermore, there can be no assurance that any confidentiality agreements between us and our employees or any license agreements will provide meaningful protection for our proprietary information in the event of any unauthorized use or disclosure of such proprietary information.

Employees

We presently have two full-time employees performing programming, research and development, client consultation and application management services.

DESCRIPTION OF PROPERTY

Our executive office is located in Vancouver, British Columbia where we currently sublease 161 square feet. We lease this space under an industry standard operating sublease with a term expiring December 1, 2006, renewable on a yearly basis thereafter at the option of Bloorcom Solutions Incorporated. Our current monthly lease obligation is approximately $640 (CDN $800).  We also lease space for storage and operation of our e-commerce computer servers in a secure data-centre pursuant to a co-location agreement, at a monthly rate of approximately $968 (CDN $1,300), which includes Internet connectivity charges.  We believe that our current facilities are adequate and are suitable for our current use, and that suitable additional facilities will be available, when needed, upon commercially reasonable terms.  Our facilities are adequately insured against perils in a manner consistent with industry practice.

LEGAL PROCEEDINGS

To the best of our knowledge, there are no legal actions pending, threatened, or contemplated against us.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND PLAN OF OPERATIONS

The following discussion and analysis should be read in conjunction with our audited consolidated financial statements and notes thereto for the period from August 30, 2004 (inception) to December 31, 2004 and our unaudited financial statements for the six-month period ended June 30, 2005, the  audited financial statements for our wholly-owned subsidiary for the period from July 14, 2003 to June 30, 2004, and for the period from July 1, 2004 to December 22, 2004 and its unaudited financial statements for the six-month period June 30, 2004 and other financial information appearing elsewhere in this prospectus.

On December 23, 2004, we closed an agreement with the sole shareholder of Bloorcom Solutions Incorporated, a company incorporated in British Columbia, Canada, whereby we acquired all of the issued and outstanding common stock of Bloorcom Solutions Incorporated in exchange for 1,000,000 shares of our common stock.  As a consequence of the acquisition, Bloorcom Solutions Incorporated became our wholly-owned subsidiary.  Prior to the acquisition, the companies were not under common control.  Under these circumstances, and in accordance with U.S. GAAP, the acquisition was accounted for using the purchase method with the parent company being identified as the acquirer and our subsidiary, Bloorcom Solutions Incorporated, identified as the acquiree.  Accordingly, this registration statement and the accompanying financial statements reflect, both prior and subsequent to the acquisition, the business of Bloorcom Corp, the successor company.  The financial information for Bloorcom Solutions Incorporated for periods prior to the date of the acquisition (December 23, 2004) has been included, because Bloorcom Solutions Incorporated is considered the predecessor company.

Overview

The substantive operations of our business are conducted by our subsidiary, while the parent company provides certain administrative and strategic decision making functions. Our wholly owned subsidiary Bloorcom Solutions Inc., incorporated on July 14, 2003, is an Ecommerce Application Service Provider which enables retailers to sell their products over the internet.  We provide an internet application combined with managed technical services which enables our clients to outsource their ecommerce initiatives.

The following amounts are stated in United States dollars.  As at December 31, 2004 and June 30, 2005, the average exchange rate was $1.20 CAD for $1.00 USD and $1.23 CAD  for $1.00 USD, respectively.

Results of Operations

Results of Operations are presented for different periods within the twelve month period from July 1, 2004 to June 30, 2005 as follows:

Bloorcom Corp. was incorporated in August 2004 and had no material operations until the acquisition of Bloorcom Solutions Incorporated. on December 23, 2004. The following discussion on financial condition of the Company is primarily based on our wholly owned subsidiary Bloorcom Solutions Incorporated. The acquisition of our wholly owned subsidiary occurred on December 23, 2004. The period between December 23, 2004 to December 31, 2004 is presented on a consolidated basis with the results of operations of Bloorcom Corp.  The results of the sole operation of Bloorcom Solutions Incorporated for the period of July 1, 2004 to December 22, 2004 are presented separately.

Bloorcom Corp. - For the six-month period ended June 30, 2005 compared with the six month period ended June 30, 2004 (unaudited)

The revenues for the period ended June 30, 2005 were $93,060, an increase of 30%, as compared to revenues of $71,527 for the period ended June 30, 2004. The increase was due to an increase in product license fees of 55% from $52,685 for June 30, 2004 to $81,571 for the period ended June 30, 2005. The cost of revenues was $27,548, an decrease of 35%, for the period ended June 30, 2005 as compared to cost of revenues of $42,252 for the period ended June 30, 2004. Gross profit increased from $29,275 for the six-month period ended June 30, 2004 to gross profit of $65,512 for the six-month period ended June 30, 2005, an increase of 124%.

Operating expenses for the period ended June 30, 2005 were $173,867, an increase of 299%, as compared to operating expenses of $43,604 for the period ended June 30, 2004. The increase in operating expenses was due to an increase in general and administration from $19,806 for the period ended June 30, 2004 to $132,797 for the period ended June 30, 2005 an increase of 570%. Our sales and marketing cost also increased from $21,446 for the period ended June 30, 2004 to $23,176 for the period ended June 30, 2005, an increase of 8%.  The increase in the general and administration costs and costs associated with sales and marketing was due to costs associated with business development and prospective client meetings which required travel.  Costs also increased in the area of legal and accounting due to the Company filing its registration and Form SB-2.

As a result of the increase in operating expenses we incurred a net loss for the period ended June 30, 2005 of $106,055 as compared to a loss of $14,169 for the period ended June 30, 2004.

The Company is a going concern and certain events may dramatically affect the viability of the Company. Currently the Company’s revenues are solely dependent on one client. The failure to renew our contract on an on going basis with our client would be detrimental to the Company.

The Company has not been profitable to date and may not be for the foreseeable future and may require additional capital to grow its business. The failure to secure such capital may cause the company to cut back expenses in certain areas causing the Company put its growth plans on hold.

Bloorcom Corp. – from inception, August 30, 2004 to December 31, 2004

Revenues for the period ended December 31, 2004 were $4,112.  Product license fees accounted for 58% or $2,397 of the revenues and revenues from services contributed 42% or $1,715.

The cost of revenues was $2,507 with a gross profit of 39% or $1,605.

The consolidated operating expenses for the period ended December 31, 2004 were $157,621. The most significant components of the operating expenses were related to the acquisition of our wholly-owned subsidiary Bloorcom Solutions Incorporated including a write-off of $143,950 of excess of purchase price on acquisition and expenses in preparing our registration statement. In accordance with SEC regulations, the purchase price of Bloorcom Solutions Incorporated was calculated as $80,000, based on the expected initial public offering price of $0.08 per share for 1,000,000 of our common shares issued for the acquisition.  Of which, $72,973 was recognized as the net liability assumed by our company and $9,023 was recognized as licensing agreement.  The remaining balance of $143,950 would have been recognized as goodwill except that we have only been recently incorporated and there was significant uncertainty as to the recoverability of goodwill. Consequently, we wrote-off the excess of the purchase price on acquisition during the period from August 30, 2004 to December 31, 2004.  In addition to the above, we had $324 in interest income. As a result, our net loss for the period totalled $155,692.

Bloorcom Solutions Inc. – from July 1, 2004 to December 22, 2004

Revenues for the period from July 1, 2004 to December 22, 2004 were $76,374.  Product license fees accounted for 70% or $53,697 of the revenues, and services contributed 40% or $22,677.

The costs of revenues for the period from  July 1, 2004 to December 22, 2004 were $25,779 with a gross profit margin of 66% or $50,595.

The total operating expenses for the period from July 1, 2004 to December 22, 2004 were $64,454. General and administrative expenses and marketing expenses and advertising expenses for the same period were $48,535 and $13,076 respectively.

For the period from July 14, 2003 to June 30, 2004

Revenues for the period from July 14, 2003 (inception) to June 30, 2004 were $90,175.  This revenue is primarily generated through one client.  On October 1, 2003 we entered into an agreement with the client to provide ecommerce software and management services.

The costs of revenue for the period from July 14, 2003 to June 30, 2004 were $56,605.  The gross profit for the same period was $33,570.

The total operating expenses for the period from July 14, 2003 to June 30, 2004 were $93,460.  Our costs included programming and development work in India. We engaged a consultant to coordinate development between Montreal, Vancouver and India. The majority of these costs were associated with travel, development and consulting fees. General and administrative expenses, and marketing and advertising expenses for the same period were $47,312 and $37,734 respectively.

Other income for the period from July 14, 2003 to June 30, 2004 of $3,401 consisted mainly of interest income.

We incurred a loss of $56,489 for the period ended June 30, 2004.  The loss was primarily due to the operating expenses related to the venture of opening an offshore software and technology development office, including premises expenses, hiring a project manager, and related travel expenses.  The offshore strategy was terminated and the office was shut down in February 2004.

Liquidity and Capital Resources

Bloorcom Corp. – for the period ended June 30, 2005 as compared to the period ended June 30, 2004 (unaudited)

We have two separate demand loans from a financial institution, consequently bank indebtedness at June 30, 2005 was $24,306. The terms of the loans are sixty months due November 27, 2008 and April 30, 2009, at an interest rate of prime plus 4% repayable in monthly principal instalment of approximately $480 (CAD$600).  We did have monies on deposit of $19,209 as at June 30, 2005 as compared to monies on deposit of $35,564 as at June 30, 2004.

We incurred a net loss of $106,055 for the period ended June 30, 2005 as compared to a loss of $14,169 for the period ended June 30, 2004. The increase in the net loss was due to higher general and administration costs and higher sales and marketing costs associated with business development and prospective client meetings which required travel.  We also had increased costs in the area of legal and accounting due to filing of the registration and Form SB-2. The accounts receivable for the same periods changed from a increase of $20,700 for the period ended June 30, 2004 to an increase in accounts receivable of $2,494 for the period ended June 30. 2005.  Our prepaid expenses and other current assets decreased by $15,857 for the period ended June 30, 2005 as compared to an increase of $276 for the period ended June 30, 2004. We had an increase in accounts payable of $8,890 for the period ended June 30, 2005 as compared to a decrease in accounts payable of $8,218 for the period ended June 30, 2004. Our accrued expenses for the period ended June 30, 2005 increased by $50,872 as compared to an increase of $10,786 in accrued expenses for the period ended June 30, 2004.  We had an increase in deferred revenues of $1,243 for the period ended June 30, 2005 as compared to an increase in deferred revenues of $23,966 for the period ended June 30, 2004. As a result, cash used in operating activities for the period ended June 30, 2005 was $17,500 as compared to $5,008 for the period ended June 30, 2004.

The increase in cash used in operating activities is mainly as a result of the increase in operating expenses in the area of general and administration.

Cash used in investing activities for the period from July 1, 2004 to December 22, 2004 of $3,918 consisted of purchases of hardware, software, furniture and equipment.

Advances from related parties of $3,833 offset by repayment of long term debt of $3,657 accounted for most of the cash provided by and used in financing activities of $176 for the period ended June 30, 2005 whereas for the period ended June 30, 2004, financing activities provided $2,208 of cash due to proceeds from second bank loan of $4,034 which was offset by $1,826 repayment of loans.

To date, we have not invested in derivative securities or any other financial instruments that involve a high level of complexity or risk. We expect that in the future, any excess cash will continue to be invested in high credit quality, interest-bearing securities.

Bloorcom Corp. – from inception, August 30, 2004, to December 31, 2004

We have two separate demand loans from a financial institution; consequently bank indebtedness at December 31, 2004 was $24,766. The term of the loans is for sixty months due November 27, 2008 and April 30, 2009, at an interest rate of prime plus 4% repayable in monthly principal installment of approximately $480 (CAD$600).  We did have monies on deposit of $35,564 on December 31, 2004.

The accompanying financial statements were prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.  We incurred a net loss of $155,692 for the period from inception to December 31, 2004, including a one-time write-off of excess purchase price on the acquisition of Bloorcom Solutions Incorporated of $143,950 and had a working capital deficit of $38,955 at December 31, 2004.  Prepaid expenses and other current assets increased by $4,092 while deferred revenue decreased by $7,449. Net cash used in operating activities for the period was $12,756. The success of the Company’s future operations is dependent upon attaining profitable operations through the acquisition of more clients, upon its ability to raise additional financing and upon the continuing financial support of its creditors.

Cash provided by investing activities for the period ending December 31, 2004 was $6,506. This consisted of cash and cash equivalents in Bloorcom Solutions Incorporated at the time of acquisition.

Cash flows from financing activities were $46,066 from the proceeds received on issuance of shares of $48,066 which was offset by repayment to related parties of $2,000.

To date, we have not invested in derivative securities or any other financial instruments that involve a high level of complexity or risk.  We expect that in the future, any excess cash will continue to be invested in high credit quality, interest-bearing securities.

Bloorcom Solutions Inc. – for the period from July 1, 2004 to December 22, 2004.

Cash used in operating activities for the period from July 1, 2004 to December 22, 2004 was $29,377.  Accounts receivable increased by $2,601, while prepaid expenses and other current assets increased by $11,548 due to prepayment of legal expense associated with acquisition of Bloorcom Solutions Incorporated and increase in cost of sales associated with increased client bandwidth usage.  Accounts payable decreased by $3,914, while accrued expenses increased by $8,989. Deferred revenues decreased by $13,425 due to recognition of advance payment received from our customer in prior period.

Cash used in investing activities for the period from July 1, 2004 to December 22, 2004 of $3,918 consisted of purchase of hardware, software, furniture and equipment.

Advances from related parties of $31,775 accounted for most of the cash provided by financing activities for the period from July 1, 2004 to December 22, 2004.  We repaid $2,557 of the long term debt resulted in net cash provided by financing activities of $31,736.

For the period from July 14, 2003 to June 30, 2004

From July 14, 2003 (inception) to June 30, 2004, cash provided from operating activities was $988 mainly due to the increase in accounts payable and accrued expenses. The loss for the period was largely due to the costs of setting up of development offices in India which were subsequently closed.

Investing activities for the period from July 14, 2003 (inception) to June 30, 2004 were $21,908. This consisted of the purchase of development and server computer hardware, software, and furniture and equipment.

Financing activities for period July 14, 2003 (inception) to June 30, 2004 provided cash totalling $31,643. Of this amount, $27,400 was in the form of long term bank debt and $6,435 was in the form of shareholders loan.

Capital Requirements

Our ongoing operating expenses and working capital requirements for the twelve months to June 30, 2006 are as follows:

Salaries

 $ 84,000

General and Administration

    30,000

Sales and Marketing

    36,000

Travel and Meals

    12,000

Total

$162,000

Based on our monthly cash requirements in 2004, we anticipate that our monthly cash requirements to maintain the current level of operations will be approximately $15,000. Based on this monthly cash requirement and our current cash position and expected cash flow from our agreement with La Senza, we anticipate that we will not require additional capital to maintain operations. If we are to expand and grow we will require additional capital for marketing, new hires and research and development. Management plans to raise additional cash as required through equity and debt financing. We will require the following additional funds if we are to grow and execute our business plan:

Research and Development:

$30,000

Sales and marketing

  45,000

Support staff

  30,000

Total

           $105,000

Critical Accounting Policies

The Company’s critical accounting policies include the following:

Impairment of Long-Lived Assets

The Company applies the recommendations of the Statement of Financial Accounting Standard (“SFAS”) No. 144 (“SFAS 144”), Accounting for the Impairment of Disposal of Long-Lived Assets. SFAS 144 requires that companies (1) recognize an impairment loss only if the carrying amount of a long-lived asset is not recoverable based on its undiscounted cash flows and (2) measure an impairment loss as the difference between the carrying value and fair value of the asset. As there was significant uncertainty as to the recoverability of goodwill, the excess of purchase price of Bloorcom Solutions Incorporated was written off in the period ended December 31, 2004.

The Company reviews the carrying amount of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The recognition of impairment of long-lived assets will be required in the event that the net book value of such assets exceeds the estimated future undiscounted cash flows attributable to such assets or the business to which such assets relate. The estimation of future undiscounted cash flows requires significant judgement from management including estimation of the rate of growth of the Company, internal budget forecast, assumptions on external market factors such as technological advances in e-commerce and market acceptance of the Company’s product.  Based on the Company’s analysis, it believes that there was no impairment of the Company’s furniture and equipment as at June 30, 2005 and December 31, 2004. While the assumptions are based on the best estimates available, however, given that the Company has no history of profitability, there is no assurance that the estimates will reflect the actual future cash flows. The Company will revise the assumptions and reassess its long-lived assets for impairment when future events or changes in circumstances indicate that carrying amount may not be recoverable.

Revenue Recognition

The Company follows the provisions of Staff Accounting Bulletin (“SAB”) No. 104 “Revenue Recognition” ,  Emerging Issues Task Force ("EITF")  00-3 “Application of AICPA Statement of Position 97-2 (“SOP 97-2”) to Arrangements That Include the Right to Use Software Stored on Another Entity’s Hardware” and EITF 00-21 "Accounting for Revenue Arrangements with Multiple Deliverables" for accounting and recognizing revenue.  Based on our current revenue model, we receive revenues from customizing our e-commerce software to enhance its feature per customer's specification, licensing our software to customers, and special consultation and development projects not covered under the licensing and servicing agreements.

 The customized software  is  hosted at a third party server and  is  only available to the customer through the Internet . The customer can only take possession of the software under specific circumstances of non-performance by us or if the customer pays a significant buy out price.  These characteristics meet the definition of hosting arrangement pursuant to EITF 00-3.  Consequently, the Company follows EITF 00-3  as well as SAB No. 104 and recognizes revenues from provision of customization services and product licensing  that are fixed or determinable and deemed collectible by management, straight-line over the term of the hosting agreement.  Revenues that have been prepaid or invoiced but do not yet qualify for recognition under the Company’s policies are reflected as deferred revenues.

As the Company is hosting the software, in an arrangement with multiple deliverables, the Company applies Emerging Issues Task Force (“EITF”) 00-21 “Accounting for Revenue Arrangements with Multiple Deliverables” instead of SOP 97-2 despite of the fact that it is a software company.  The Company provides customized internet-based e-commerce solutions, which includes the customization and licensing of the e-commerce software and routine post-delivery support, to its customers. In accordance with EITF 00-21, the Company assesses if the customized software constitute separate units of accounting in accordance with the following criteria: The customized software has value to the customer on a standalone basis, there is objective and reliable evidence of the fair value of the undelivered item, and whether the delivery arrangement is considered probable and substantially in the control of the vendor.  The Company determined that the customization services and software license have standalone value to the customer as they sell both items separately, there is reliable evidence of the fair value of the licensing service both from internal pricing and market information, and the delivery of licensing service is substantially in the Company’s control.  Consequently, the customization services and licensing meet the criteria for treatment as separate accounting unit. As the fees for the customization of software is non-refundable contingent on the provision of licensing service, under EITF 00-21, the Company is required to allocate only the non-contingent amount to the delivery of customized software.  As a result, all contractual revenues are allocated to the hosting element, which are deferred and amortized over the hosting arrangement.

Changes to the elements in a software arrangement, such as eligibility for post-delivery support and future upgrades and the ability to identify and estimates the fair value of the respective elements (delivered and undelivered) requires management judgement and could materially impact the amount of earned and unearned revenue.

Revenues from additional consultation and development services not covered under the license and service agreements, at the request of the customer, are recognized when the services are provided. These services are charged on an hourly basis.

Market Risk

We currently derive revenue primarily from one customer.

We undertakes sales and purchases in Canadian dollars and as such is subject to risk due to fluctuations in exchange rates.  We do not use derivative instruments to reduce our exposure to foreign exchange risk.

Recent Accounting Pronouncements

On December 16, 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment.” SFAS No. 123(R) would require the Company to measure all employee stock-based compensation awards using a fair value method and record such expense in its consolidated financial statements. In addition, SFAS No. 123(R) will require additional accounting related to the income tax effects and additional disclosure regarding the cash flow effects resulting from share-based payment arrangements. For public entities that file as a small business issuer, SFAS No. 123(R) is effective for the first interim or annual reporting period of the registrant’s first fiscal year beginning on or after December 15, 2005.

In December 2004, FASB issued SFAS No. 153 to amend Opinion 29 by eliminating the exception for non-monetary exchanges of similar productive assets and replaces it with general exception for exchanges of non-monetary assets that do not have commercial substance.  A non-monetary exchange is defined to have commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.

We are assessing the effect on the consolidated financial statements as a result of the implementation of these new standards.

In June 2005, the FASB issued Statement 154, “Accounting Changes and Error Corrections” which replaces APB Opinion 20 and FASB Statement 3.  Statement 154 changes the requirements for the accounting and reporting of a change in accounting principle.  Opinion 20 previously required that most voluntary changes in accounting principles be recognized by including the cumulative effect of the new accounting principle in net income of the period of change.  Statement 154 now requires retrospective application of changes in accounting principle to prior period financial statements, unless it is impractical to determine either the period-specific effects or the cumulative effect of the change.  The statement is effective for fiscal years beginning after December 15, 2005.  Management does not expect that there will be material effect on the consolidated financial statements as a result of the implementation of this new standard.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information about our directors and officers as of September 26, 2005.

Name	Age	Position
Rahim Jivraj	27	President, CEO and Director
Sokhie Puar	42	Secretary, Treasurer and Director
Bijay Singh	31	Director

Rahim Jivraj, Director and President of Bloorcom Corp. and director, President and CEO of Bloorcom Solutions Incorporated. Mr. Jivraj is the founder, director and President of Bloorcom Solutions Incorporated, which commenced operations on July 14, 2003 and has acted as a director and officer of Bloorcom Corp. since December 28, 2004.  From 2000 to 2002, Mr. Jivraj founded and operated an Internet Portal called Mycityquick.com, a user-powered information portal for local city entertainment in 34 cities, offering free e-mail, and several other personal organization tools, as well as local content, dating and message boards.  Previously, Mr. Jivraj worked for Berlitz Japan as a Senior Business English Instructor between 1999 and 2000, where he taught executives at corporations like Matsushita/ Panasonic, Sony and Dentsu.  He also briefly taught English at the University of Ritsumeikan in Kyoto.  Mr. Jivraj provided freelance consulting services in advertising design, market communications, and network management in 2002, where he designed advertisements, prepared marketing/business plans and installed networks for small businesses.

Sokhie Puar, Director, Secretary and Treasurer of Bloorcom Corp. Mr. Puar has acted as a director and officer of Bloorcom since August 31, 2004.  Mr. Puar is the founder and President of SNJ Capital Ltd., a company providing business development and consulting services to technology and manufacturing companies since January of 2000.  Since September of 2004, Mr. Puar has served as a director of JER Envirotech International Inc., a wood-plastic composite manufacturer listed on the TSX Venture Exchange.  From July of 2003 to June of 2005, he also served as a director of AssistGlobal Technologies Corp., a facilities and project management software solutions provider to institutional and multi-national organizations, listed on the Canadian National Quotation service and reporting in both Canada and the United States.  Previously, from June 2000 to June 2001, he acted as Senior Vice President Corporate Development of Capital Alliance Group, a TSX Venture Exchange listed investment, operations and management firm.  From January of 1999 to April of 2000, he was also a Vice-President Corporate Development of Smartsources.com, a United States reporting company providing web data management services.

Bijay Singh, Director of Bloorcom Corp. Mr. Singh has acted as a director of Bloorcom Corp. since January 11, 2005.  He is also a director of JER Manufacturing Ltd., a subsidiary of JER Envirotech International Inc., a manufacturer of wood-plastic composites.  Mr. Singh has been a consultant with SNJ Capital Ltd. since July of 2001, where he provides business planning, consulting, project management services and investor relations services.  Previously, from April 1999 to July 2001, he was a consultant under title of Manager of Business Development, to the Gujral Group a private investment banking group.  He also served as corporate secretary and director of Surge Technologies Corp. from August 13, 2002 to October 2003, a telecommunications electronic component manufacturer.

Each of the directors of Bloorcom Corp. will serve until the next annual meeting of shareholders or until his successor is elected and qualified.  Each officer serves at the discretion of our board of directors and holds office until his successor is elected and qualified or until his or her earlier resignation or removal.

EXECUTIVE COMPENSATION

The following table sets forth all compensation paid or earned for services rendered to us and to our subsidiary, Bloorcom Solutions Incorporated, in all capacities during the last three fiscal years ended December 31, 2004, by our President and Chief Executive Officer (the "Named Officer"). No executive officer received total annual salary, bonus and other compensation in excess of $100,000 in those periods. No executive officer that would have otherwise been included in this table on the basis of salary and bonus earned has been excluded by reason of his or her termination of employment or change in executive status during the fiscal year.

Summary Compensation Table

Name and Principal Position (a)	Annual Compensation				Long Term Compensation
	Year (b)	Salary ($) (c)	Bonus ($) (d)	Other Annual Compensation ($) (e)	Awards	Payouts		All other compensation ($) (i)
					Restricted stock award(s) ($) (f)	Securities underlying options/SARs (#) (g)	LTIP Payouts ($) (h)
Sokhie Puar[2] President	2004	Nil	Nil	$1,245	Nil	Nil	Nil	Nil
	2003	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Rahim Jivraj[1] [3] President and CEO	2004	$78,740	Nil	Nil	Nil	Nil	Nil	Nil
	2003	$60,000	Nil	Nil	Nil	Nil	Nil	Nil

[1]

These amounts reflect the compensation paid by our subsidiary, Bloorcom Solutions Incorporated, being the predecessor company following our acquisition which was completed in December of 2004.  The parent was not incorporated until August 30, 2004 had no significant operations before the acquisition.

[2]

Mr. Puar resigned as President and CEO on December 28, 2004.

[3]

Mr. Jivraj was appointed President and CEO on December 28, 2004.

Pursuant to an employment agreement dated March 21, 2005, between the Company and its president, Rahim Jivraj, the Company agreed to pay him approximately $48,000 (CAD $60,000) annually as remuneration for his services.  The Agreement does not provide for a fixed term of employment, and salary is reviewed based on value of services.  The agreement contains industry standard provisions respecting non-competition, proprietary rights and confidentiality.

Director Compensation

No compensation was paid to directors for services rendered as a director.

Limitation of Liability

Our bylaws provide for the indemnification of officers and directors to the fullest extent possible under Nevada Law, against expenses (including attorney's fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of us. We are also granted the power, to the maximum extent and in the manner permitted by the Nevada Revised Statutes, to indemnify each of our employees and agents (other than directors and officers) against expenses (including attorneys' fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of us.

Our Articles of Incorporation limit or eliminate the personal liability of officers directors for damages resulting from breaches of their fiduciary duty for acts or omissions, except for damages resulting from acts or omissions which involve intentional misconduct, fraud, knowing violation of the law, or the payment of dividends in violation of the Nevada Revised Statutes.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR

SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Bloorcom pursuant to the foregoing provisions, or otherwise, Bloorcom has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of September 26, 2005 by (a) each person known by us to be a beneficial owner of more than five percent (5%) of our issued and outstanding common stock; (b) each of our directors; and (c) all our directors and officers as a group.  Percentage of beneficial ownership is based on 4,084,000 shares of common stock outstanding of September 26, 2005.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Sokhie Puar, Director, Treasurer and Secretary	2,300,000(1)	56.32%
Rahim Jivraj, Director, President and CEO	1,000,000	24.49%
Bijay Singh, Director	Nil	Nil
Anuja Varshney	500,000	12.24%
All officers and directors (3) persons	3,300,000	80.81%

(1)

Of these shares, 300,000 are owned by SNJ Capital Ltd., a company wholly owned by Sokhie Puar.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with management and others

We have not been party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

Pursuant to an employment, we agreed to pay our president, Rahim Jivraj, approximately $48,000 (CAD$60,000) annually as remuneration for management and consulting services.  During the period from August 30, 2004 (inception) to December 31, 2004, we incurred $1,162 of management and consulting fees paid or payable to our president for his services.  Our wholly-owned subsidiary accrued $22,604 as management and consulting fees paid and payable to our president for the period from July 1, 2004 to December 22, 2004 and $48,224 for the period from July 14, 2003 (inception) to June 30, 2004.  The accrued amounts have no fixed terms of repayment.

Transactions with Promoters

We have not entered into any transactions with promoters.

DESCRIPTION OF SECURITIES

Our Articles of Incorporation authorize the issuance of up to 100,000,000 shares of Common Stock, having a par value of $0.001 per share.  No other classes of shares are authorized.

Common Stock

Each share of common stock has the same rights, privileges and preferences. Holders of the shares of common stock have no pre-emptive rights to acquire additional shares or other subscription rights. They have no conversion rights and are not subject to redemption provisions or future calls by us. As at September 26, 2005, there were 4,084,000 shares of common stock issued and outstanding held by 22 shareholders.

The holders of shares of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. The holders of common stock are not entitled to cumulate their votes.

In the event of our liquidation, dissolution, or winding-up, either voluntarily or involuntarily, the holders of the outstanding shares of our common stock are entitled to receive a pro rata share of our net assets as are distributable after payment of all liabilities which may then be outstanding, subject to the preferences that may be applicable on any outstanding preferred stock if any.

Transfer Agent

Our transfer agent is Pacific Corporate Trust Company, located at 10th Floor - 625 Howe Street, Vancouver, British Columbia, V6C 3B8, Canada.

LEGAL MATTERS

The validity of the shares of common stock being offered hereby was passed upon for us by Morton & Company.

EXPERTS

The consolidated financial statements of Bloorcom Corp. (the successor company) and Bloorcom Solutions Incorporated (the predecessor company) included in the Registration Statement have been audited by BDO Dunwoody LLP, independent registered public accounting firm, to the extent and for the periods set forth in their report (which contain an explanatory paragraph regarding the Company’s ability to continue as a going concern) appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries.  Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

WHERE YOU CAN FIND MORE INFORMATION

Upon the effectiveness of the registration statement to which this prospectus forms a part of, we will commence filing annual, quarterly, and current reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any reports, statements or other information on file at the SEC's Public Reference Room at 450 5th Street, N.W. Judiciary Plaza, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains the reports, proxy statements and other information on which we file electronically with the SEC. The SEC's website is located at http://www.sec.gov

We have filed with the SEC a registration statement under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, omits certain of the information set forth in the registration statement in accordance with the rules and regulations of the SEC.  For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement and the exhibits filed as a part thereof. Statements contained in this prospectus as to the content of any contract or other documents referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by this reference.  The registration statement and exhibits can be inspected and copied at the public reference section at the SEC's Public Reference Room in Washington D.C. noted above.  The registration statement and exhibits can also be reviewed on the SEC's Internet site at http://www.sec.gov

FINANCIAL STATEMENTS INDEX

Page

Bloorcom Corp. Consolidated Financial Statements December 31, 2004 and

June 30, 2005 (unaudited)

Report of Independent Registered Public Accounting Firm

F-1

Consolidated Balance Sheets

F-2

Consolidated Statements of Operations

F-3

Consolidated Statements of Comprehensive Loss

F-4

Statements in Changes in Capital Deficit

F-5

Consolidated Statements of Cash Flows

F-6

Notes to Financial Statements

F-7

BLOORCOM CORP.

CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2005 and December 31, 2004

Unaudited - Expressed in US Dollars

CONTENTS:

REPORT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

CONSOLIDATED FINANCIAL STATEMENTS

BALANCE SHEETS

STATEMENTS OF OPERATIONS

STATEMENTS OF COMPREHENSIVE LOSS

STATEMENTS OF CHANGES IN CAPITAL DEFICIT

STATEMENTS OF CASH FLOWS

NOTES TO FINANCIAL STATEMENTS

BDO Dunwoody LLP Chartered Accountants	600 Cathedral Place 925 W Georgia Street Vancourer, BC, Canada V6C 312 Telephone: (604) 688-5421 Telefax: (604) 688-5132 E-mail: vancouver@bdo.ca

Report of Independent Registered Public Accounting Firm

To the Directors and Stockholders of

Bloorcom Corp.

We have audited the Consolidated Balance Sheet of Bloorcom Corp. (“Successor Company”) as at December 31, 2004 and the related Consolidated Statements of Operations, Comprehensive Loss, Changes in Capital Deficit and Cash Flows for the period from August 30, 2004 (inception) to December 31, 2004.  We have also audited the Statements of Operations, Comprehensive Loss, Changes in Capital Deficit and Cash Flows for the period from July 1, 2004 to December 22, 2004 and the period from July 14, 2003 (inception) to June 30, 2004 of Bloorcom Solutions Incorporated (formerly Bloorcom Incorporated, “Predecessor Company” (Note 1)).  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the Successor Company consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bloorcom Corp. as at December 31, 2004 and the results of its operations and cash flows for the period from August 30, 2004 (inception) to December 31, 2004 in conformity with the United States generally accepted accounting principles.  Further, in our opinion, the Predecessor Company financial statements referred to above present fairly in all material respects, the results of operations of Bloorcom Solutions Incorporated (formerly Bloorcom Incorporated) and its cash flows for the period from July 1, 2004 to December 22, 2004, and the period from July 14, 2003 (inception) to June 30, 2004, in conformity with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming Bloorcom Corp. (the Successor Company) will continue as a going concern. As discussed in Note 2 to the financial statements, Bloorcom Corp. was only recently incorporated and had incurred losses of $155,692, for its first period of operations from August 30, 2004 (inception) to December 31, 2004.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 2. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BDO Dunwoody LLP

Chartered Accountants

Vancouver, Canada

March 30, 2005

BLOORCOM CORP.

CONSOLIDATED BALANCE SHEETS

(Expressed in US dollars)

	June 30,	December 31,
	2005	2004
	(Unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$19,209	$35,564
Accounts receivable	6,835	4,341
Prepaid expenses and other current assets	1,153	17,010
Total current assets	27,197	56,915
Furniture and equipment (Note 5)	18,756	18,429
Licensing agreement (Note 3)	-	9,023
Total Assets	$45,953	$84,367

LIABILITIES AND CAPITAL DEFICIT
Current Liabilities:
Accounts payable	$19,661	$10,771
Accrued expenses	85,791	34,919
Deferred revenue	14,317	13,074
Due to related parties (Note 6)	34,506	30,673
Current portion of long-term debt (Note 7)	7,925	6,433
Total current liabilities	162,200	95,870
Long-term debt (Note 7)	16,381	18,333
Total Liabilities	178,581	114,203

Capital Deficit
Share Capital
Authorized (Note 8)
Issued
4,084,000 common shares (2004 – 3,000,000)	4,084	3,000
Additional paid-in capital	123,982	79,000
Shares to be issued (Note 8)	-	46,066
Accumulated deficit	(261,747)	(155,692)
Accumulated other comprehensive income (loss)
- foreign currency transaction	1,053	(2,210)
Total Capital Deficit	(132,628)	(29,836)
Total Liabilities and Capital Deficit	$45,953	$84,367

See the accompanying notes to the consolidated financial statements.

BLOORCOM CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Expressed in US Dollars)

	Bloorcom		Bloorcom Solutions Incorporated
	Six-month period ended June 30, 2005 (a)	August 30, 2004 (inception) to December 31, 2004	Six-month period ended June 30, 2004	July 1, 2004 to December 22, 2004 (d)	From July 14, 2003 (inception) to June 30, 2004 (e)
	(Unaudited)		(Unaudited)
Revenues
Product license	$ 81,571	$ 2,397	$ 52,685	$ 53,697	$ 67,072
Services	11,489	1,715	18,842	22,677	23,103
Total revenues	93,060	4,112	71,527	76,374	90,175

Cost of revenues:
Product licenses	23,082	2,482	18,229	18,666	10,560
Services	4,466	25	24,023	7,113	46,045
Total cost of revenues	27,548	2,507	42,252	25,779	56,605
Gross Profit	65,512	1,605	29,275	50,595	33,570

Operating Expenses:
Depreciation and amortization	10,569	6	250	522	262
General and administrative	132,797	13,665	19,806	48,535	47,312
Marketing and advertising	23,176	-	21,446	13,076	37,734
Travel, meals and entertainment	7,325	-	2,102	2,321	8,152
Write-off of excess of purchase price on acquisition (Note 3)	-	143,950	-	-	-
Total Operating Expenses	173,867	157,621	43,604	64,454	93,460
Loss from operations	(108,355)	(156,016)	(14,329)	(13,859)	(59,890)
Other income
Interest and other income, net	2,300	324	160	3,103	3,401
NET LOSS FOR THE PERIOD	$ (106,055)	$ (155,692)	$ (14,169)	$ (10,756)	$ (56,489)
BASIC AND DILUTED LOSS PER SHARE	$ (0.03)	$ (0.52)	$ (14.17)	$ (10.76)	$ (56.49)
WEIGHTED AVERAGE SHARES OUTSTANDING	4,000,155	300,813	1,000	1,000	1,000

(a)

Represents the unaudited consolidated results of operations of Bloorcom Solutions Incorporated (formerly Bloorcom Incorporated), the predecessor company, and Bloorcom Corp., the successor company, for the six-month period ended June 30, 2005.

(b)

Represents the consolidated results of operations of Bloorcom Corp., the successor company, for the period from August 30, 2004 (inception) to December 31, 2004 and Bloorcom Solutions Incorporated (formerly Bloorcom Incorporated), the predecessor company, for the period from December 23, 2004 (date of acquisition) to December 31, 2004. (Note 3)

(c) Represents the unaudited results of operations of Bloorcom Solutions Incorporated (formerly Bloorcom Incorporated), the predecessor company, for the six-month period ended June 30, 2004.
(d) Represents the results of operations of Bloorcom Solutions Incorporated (formerly Bloorcom Incorporated) for the period from July 1, 2004 to December 22, 2004. (Note 3)
(e) Represents the results of operations of Bloorcom Solutions Incorporated (formerly Bloorcom Incorporated) for the period from July 14, 2003 (inception) to June 30, 2004.
See the accompanying notes to the consolidated financial statements.

BLOORCOM CORP.

 CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Expressed in US Dollars)

	Bloorcom Corp.		Bloorcom Solutions Incorporated
	Six-month period ended June 30, 2005 (a)	August 30, 2004 to December 31, 2004 (b)	Six-month period ended June 30, 2004 (c)	July 1, 2004 to December 22, 2004 (d)	From July 14, 2003 (inception) to June 30, 2004 (e)
	(Unaudited)		(Unaudited)

Net loss for period	$ (106,055)	$ (155,692)	$ (14,169)	$ (10,756)	$ (56,489)
Foreign currency translation	3,263	(2,210)	81	(5,810)	81
Comprehensive loss	$ (102,792)	$ (157,902)	$ (14,088)	$ (16,566)	$ (56,408)

(a)

Represents the unaudited consolidated comprehensive loss of Bloorcom Corp., the successor company, and Bloorcom Solutions Incorporated.(formerly Bloorcom Incorporated), the predecessor company for the six-month period ended June 30, 2005.

(b)

Represents the comprehensive loss of Bloorcom Corp., the successor company, for the period from August 30, 2004 (inception) to December 31, 2004 and Bloorcom Solutions Incorporated (formerly Bloorcom Incorporated), the predecessor company, for the period from December 23, 2004 (date of acquisition) to December 31, 2004. (Note 3)

(c) Represents the unaudited comprehensive loss of Bloorcom Solutions Incorporated (formerly Bloorcom Incorporated), the predecessor company, for the six-month period ended June 30, 2004.
(d) Represents comprehensive loss of Bloorcom Solutions Incorporated (formerly Bloorcom Incorporated) for the period from July 1, 2004 to December 22, 2004. (Note 3)
(e) Represents the comprehensive loss of Bloorcom Solutions Incorporated (formerly Bloorcom Incorporated) for the period from July 14, 2003 (inception) to June 30, 2004.

See the accompanying notes to the consolidated financial statements.

BLOORCOM CORP.

STATEMENTS OF CHANGES IN CAPITAL DEFICIT

(Expressed in US dollars)

				Accumulated
				Other
	Common Stock			Comprehensive	Accumulated
	Shares		Amount	Income (Loss)	Deficit	Total
Bloorcom Solutions Incorporated (formerly Bloorcom Incorporated)
Issuance of stock of Bloorcom Incorporated upon inception at $0.001 per share	1,000		$1	$-	$-	$1
Net loss for the period	-		-	-	(56,489)	(56,489)
Foreign exchange translation adjustment	-		-	81	-	81
Balance, June 30, 2004	1,000		1	81	(56,489)	(56,407)
Net loss for the period	-		-	-	(10,756)	(10,756)
Foreign exchange translation adjustment	-		-	(5,810)	-	(5,810)
Balance, December 22, 2004	1,000		$1	$(5,729)	$(67,245)	$(72,973)

					Accumulated
			Additional		Other
	Common Stock		paid-in	Shares to be	Comprehensive	Accumulated
	Shares	Amount	Capital	Issued	Income (Loss)	Deficit	Total
Bloorcom Corp.
Issuance of stock of Bloorcom Corp. to founder in December 2004 at $0.001 per share	2,000,000	$2,000	$-	$-	$-	$-	$2,000
Issuance of stock of Bloorcom Corp. for the acquisition of Bloorcom Incorporated on December 23, 2004	1,000,000	1,000	79,000	-	-	-	80,000
Subscription payable	-	-	-	46,066	-	-	46,066
Consolidated net loss for the period	-	-	-	-	-	(155,692)	(155,692)
Foreign exchange translation adjustment	-	-	-	-	(2,210)	-	(2,210)
Balance December 31, 2004	3,000,000	3,000	79,000	46,066	(2,210)	(155,692)	(29,836)

Consolidated net loss for the period	-	-	-	-	-	(106,055)	(106,055)
Foreign exchange translation adjustment	-	-	-	-	3,263	-	3,263
Issuance of stock of Bloorcom Corp. in January at $0.04 per share	1,084,000	1,084	44,982	(46,066)	-	-	-
Balance June 30, 2005 (Unaudited)	4,084,000	$4,084	$123,982	$-	$1,053	$(261,747)	$(132,628)
See the accompanying notes to the consolidated financial statements

BLOORCOM CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in US Dollars)

	Bloorcom Corp.		Bloorcom Solutions Incorporated
	Six-month period ended June 30, 2005 (a)	August 30, 2004 (inception) to December 31, 2004 (b)	Six-month period ended June 30, 2004 (c)	July 1, 2004 to December 22, 2004 (d)	From July 14, 2003 (inception) to June 30, 2004 (e)
	(Unaudited)		(Unaudited)
Cash Flows from Operating Activities
Net loss for the period	$ (106,055)	$ (155,692)	$ (14,169)	$ (10,756)	$ (56,489)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	14,187	191	3,603	3,878	4,700
Write-off of excess purchase price over net assets	-	143,950	-	-	-
Changes in operating assets and liabilities
Accounts receivable	(2,494)	-	(20,700)	(2,601)	(1,439)
Prepaid expenses and other current assets	15,857	(4,092)	(276)	(11,548)	(639)
Accounts payable	8,890	2,096	(8,218)	(3,914)	10,837
Accrued expenses	50,872	8,240	10,786	8,989	15,335
Deferred revenue	1,243	(7,449)	23,966	(13,425)	28,683
Net cash provided by (used in ) investing activities	(17,500)	(12,756)	(5,008)	(29,337)	988

Cash Flows from Investing Activities
Cash in Bloorcom Solutions Incorporated at acquisition	-	6,506	-	-	-
Purchases of furniture and equipment	(2,194)	-	(2,006)	(3,918)	(21,908)
Net cash provided by (used in ) investing activities	(2,194)	6,506	(2,006)	(3,918)	(21,908)

Cash Flows from Financing Activities
Issuance of shares and subscription received	-	48,066	-	-	1
Advances from (repayment to) related parties	3,833	(2,000)	-	31,775	6,435
Proceeds from long-term debt	-	-	4,034	-	27,400
Repayment of long-term debt	(3,657)	-	(1,826)	(2,557)	(2,193)
Net cash provided by financing activities	176	46,066	2,208	29,218	31,643
Effect of Foreign Exchange Rates on Cash	3,163	(4,252)	911	468	(608)
Increase (decrease) in cash and cash equivalents	(16,355)	35,564	(3,895)	(3,609)	10,115
Cash and cash Equivalents, beginning of period	35,564	-	14,010	10,115	-
Cash and cash Equivalents, end of period	$ 19,209	$ 35,564	$ 10,115	$ 6,506	$ 10,115

Supplementary information
Interest paid	$ 998	$ -	$ 926	$ 2,229	$ 1,030
Income tax paid	$ -	$ -	$ -	$ -	$ -

Non-cash investing and financing activity:	$ 3,197	$ -	$ -	$ -	$ -
Acquisition of computer equipment by capital lease	$ 46,066	$ -	$ -	$ -	$ -
Issuance of shares for subscriptions of Bloomcom Solutions Incorporated	$ -	$ 80,000	$ -	$ -	$ -

(a)

Represents the unaudited consolidated cash flows of Bloorcom Corp., the successor company, and Bloorcom Solutions Incorporated (formerly Bloorcom Incorporated), the predecessor company, for the six-month period ended June 30, 2005.

(b) Represents the consolidated cash flows of Bloorcom Solutions Incorporated (formerly Bloorcom Incorporated) and Bloorcom Corp. for the period from August 30, 2004 to December 31, 2004 (Note 3)
(c) Represents the unaudited cash flows of Bloorcom Solutions Incorporated (formerly Bloorcom Incorporated), the predecessor company, for the six-month period ended June 30, 2004.
(d) Represents the cash flows of Bloorcom Solutions Incorporated (formerly Bloorcom Incorporated) for the period from July 1, 2004 to December 22, 2004. (Note 3)
(e) Represents the cash flows of Bloorcom Solutions Incorporated (formerly Bloorcom Incorporated) for the period from July 14, 2003 (inception) to June 30, 2004.
See the accompanying notes to the consolidated financial statements.

BLOORCOM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in US Dollars)

Information related to the six-month period ended June 30, 2004 and subsequent to December 31, 2004 is unaudited.

(1)	Nature of Business and Summary of Significant Accounting Policies

Bloorcom Corp. (“Bloorcom”) was incorporated on August 30, 2004, under the laws of Nevada.  On December 23, 2004, the Company closed an agreement with the sole shareholder of Bloorcom Solutions Incorporated (formerly Bloorcom Incorporated, “Bloorcom Inc.”), a company incorporated in British Columbia, Canada, to develop and provide customers with e-commerce solutions and to acquire all the issued and outstanding common stock of Bloorcom Inc.  Thereafter, the Company, through its wholly owned subsidiary, Bloorcom Inc., develops and markets software that enables consumer, retail and financial services companies to dynamically market, sell and provide services to their customers online. The Company offers flexible online marketing, sales and self-service software applications for consumer-facing e-commerce sites. Bloorcom also offers its clients related professional services including support, and implementation services.

Pursuant to the acquisition agreement, the Company issued 1,000,000 shares of common stock in exchange for all the issued and outstanding shares of Bloorcom Inc.  The acquisition was accounted for using the purchase method with the Company being identified as the acquirer and Bloorcom Inc. identified as the acquiree.  Prior to the acquisition, the companies are not under common control.

In the opinion of the Company’s management, the unaudited consolidated balance sheet as of June 30, 2005 and the unaudited consolidated statements of operations, comprehensive loss, changes in capital deficit and cash flows for the six-month period ended June 30, 2005 of the Company and the unaudited statements of operations, comprehensive loss, changes in capital deficit and cash flows for the six-month period ended June 30, 2004 of Bloorcom Inc., the predecessor company, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the information set forth therein.  The results of operations for the periods presented are not necessarily indicative of the results for any other periods.

The accompanying financial statements are prepared by management in accordance with United States generally accepted accounting principles and reflect the application of certain significant accounting policies as described below:

(a)  Basis of Presentation

These financial statements are expressed in US dollars and for the six-month period ended June 30, 2005 as well as the period from August 30, 2004 (inception date of Bloorcom Corp.) to December 31, 2004, include the accounts of Bloorcom Corp. and its wholly-owned subsidiary, Bloorcom Inc., for the six-month period ended June 30, 2005 and for the period from December 23, 2004 (date of acquisition) to December 31, 2004, respectively.  All significant intercompany transactions and balances have been eliminated on consolidation. The acquisition was accounted for using the purchase method as described in Note 3.

The financial statements for the six-month period ended June 30, 2004, the period from July 1, 2004 to December 22, 2004 and for the period from July 14, 2003 (inception date of Bloorcom Inc.) to June 30, 2004 include only the accounts of Bloorcom Inc.

(b) Use of Estimates

The preparation of  financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(c) Cash and cash equivalents

The Company considers all highly liquid financial instruments purchased with an ordinary maturity of three months or less to be cash equivalents.

(d) Revenue Recognition

Bloorcom recognizes product license revenues from licensing the rights to use its web-based software to end-users. The Company also generates service revenues from modifying and integrating its software with its customers’ operating environments and the sale of certain other consulting and development services.  Typically, the customized software and the licensing of the right to use the software are sold to the end-users through a hosting arrangement. The customized software will be hosted at a third party server and will only be available to the customer through the Internet. The customer can only take possession of the software under specific circumstances of non-performance by the Company or if the customer pays a significant buy-out price. Moreover, the Company’s software license agreements require the Company to maintain and keep the services available at a specified level throughout the term of the license agreement.  As a result, the Company applies Emerging Issues Task Force (“EITF”) No. 00-3, “Application of AICPA Statement of Position 97-2 to Arrangement That Include the Right to Use Software Stored on Another Entity’s Hardware” to account for revenue from the hosting arrangement.  In accordance with EITF No. 00-3, revenues from software customization services and product licensing are recognized straight-line over the term of the hosting arrangement, which is typically one year, provided that the fee is fixed or determinable and deemed collectible by management in accordance with Staff Accounting Bulletin (“SAB”) No. 104.  Revenues for additional consultation and development services not covered under the license and service agreement, which are charged on an hourly rate, are recognized when the services are provided.

BLOORCOM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in US Dollars)

Information related to the six-month period ended June 30, 2004 and subsequent to December 31, 2004 is unaudited.

(1)	Nature of Business and Summary of Significant Accounting Policies (continued)

(d) Revenue Recognition - Continued

In an arrangement with multiple deliverables, the Company applies EITF 00-21 “Accounting for Revenue Arrangements with Multiple Deliverables” and assesses if the delivered item(s) constitute separate units of accounting in accordance with the following criteria: The deliverable item(s) has value to the customer on a standalone basis, there is objective and reliable evidence of the fair value of the undelivered item, and whether the delivery arrangement is considered probable and substantially in the control of the vendor.  The Company then applies the guidance of EITF 00-21 for allocating and recognizing revenue for each separate units of accounting.  For the periods presented, the delivery of the customized software meets the criteria of a separate unit of accounting under EITF 00-21. However, as the revenue for the customized software is only non-refundable contingent on the delivery of the hosting services, all contractual revenues are allocated to the hosting element, which are deferred and recognized over the hosting arrangement.

Amounts collected or billed prior to satisfying the above revenue recognition criteria are reflected as deferred revenue. Deferred revenue primarily consists of advance payments related to support and maintenance and service agreements.

 (e) Cost of Product License Revenues

Cost of product license revenues includes salary and related benefits costs of fulfillment, external shipping costs, and engineering staff dedicated to the maintenance of products that are in general release, the amortization of licenses purchased in support of and used in the Company’s products and royalties paid to vendors whose technology is incorporated into the Company’s products.

 (f) Cost of Services Revenues

Cost of services revenues includes salary and related benefits costs and other costs for the Company’s professional services and technical support staff directly related to the completion of service agreements, as well as third-party contractor expenses.

 (g) Net Income (Loss) Per Share

Net income (loss) per share is computed in accordance with Statement of Financial Accounting Standards (SFAS) No. 128, Earnings Per Share. Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding plus the dilutive effect of common stock equivalents using the treasury stock method.

In a loss year, dilutive common equivalent shares are excluded from the loss per share calculation as the effect would be anti-dilutive.

For all the periods presented, the Company and Bloorcom Inc. had no common share equivalents.

 (h)  Furniture and Equipment

Furniture and equipment are stated at cost, net of accumulated depreciation.  Bloorcom provides for depreciation using the straight-line method over the estimated useful life of the asset as follows:

Computer equipment – 3 years

Furniture and fixtures – 3 years

 (i) Income Taxes

 The Company follows SFAS No. 109, “Accounting for Income Taxes” which requires the use of the asset and liability method of accounting for income taxes. Under the assets and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and loss carry forwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

 (j) Comprehensive Income

SFAS No. 130, “Reporting Comprehensive Income”, establishes standards for reporting and presentation of comprehensive income (loss), its components and accumulated balances. This standard defines comprehensive income (loss) as the changes in stockholders’ equity (capital deficit) of an enterprise except those resulting from investments by owners and distributions to owners.

(k) Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, except for long-term debt, approximate their fair values due to the short-term or demand nature of these instruments.  The carrying value of the long-term debts approximates the fair value because these loans bear interest at commercial lending rates.

BLOORCOM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in US Dollars)

Information related to the six-month period ended June 30, 2004 and subsequent to December 31, 2004 is unaudited.

(1)	Nature of Business and Summary of Significant Accounting Policies (continued)

 (l) Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. Bloorcom maintains cash and cash equivalents with high credit quality financial institutions. To reduce its concentration of credit risk with respect to accounts receivable, the Company routinely assesses the general financial condition affecting its significant customer (Note 4).  As at June 30, 2005 and December 31, 2004, based on historical experience, there were no provisions for doubtful accounts.  If the Company’s actual collections experience changes, provisions to the allowance may be required.

 (m) Impairment of Long-Lived Assets

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company reviews the carrying value of its long-lived assets for impairment whenever events and circumstances indicate that the carrying value of the assets might be impaired and the carrying value may not be recoverable. Recoverability of these assets is measured by comparison of the carrying value of the assets to the undiscounted cash flows estimated to be generated by those assets over their remaining economic life. If the undiscounted cash flows are not sufficient to recover the carrying value of such assets the assets are considered impaired, the impairment loss is measured by comparing the fair value of the assets to their carrying values. Fair value is determined by either a quoted market price or a value determined by a discounted cash flow technique, whichever is more appropriate under the circumstances involved.

 (n) Foreign Currency Translation

 The Company’s functional currency is the Canadian dollar, with the United States dollar (US dollar) as the reporting currency.

Assets and liabilities of the subsidiary, which are denominated in Canadian dollars, are translated to US dollars at the exchange rate in effect at balance sheet date. Revenue and expenses are translated to US dollars using the average rate in effect for the period. The cumulative effect of any translation gains or losses is included in the Accumulated Other Comprehensive Income (Loss) account in Capital Deficit on the balance sheets.

 (o) Marketing and Advertising

 Marketing and advertising costs are charged to expense as incurred.

(p) Allowance for Doubtful Accounts

The Company regularly assesses the collectability of specifically identified amounts.  Allowance for doubtful accounts is provided for accounts that are believed to be uncollectible based on historical experience and the Company’s assessment of the general financial conditions affecting its customer base.  If the Company’s actual collections experience changes, revisions to the allowance may be required.  As at June 30, 2005 and December 31, 2004, no allowance provision was considered necessary.

(q) Comparative Figures

Certain of the comparative figures have been reclassified to conform with the current year's presentation. These reclassifications had no effect on the net loss or accumulated deficit as previously presented.

 (r) New Accounting Pronouncements

On December 16, 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004), “Share-Based Payment.” SFAS No. 123(R) would require the Company to measure all employee stock-based compensation awards using a fair value method and record such expense in its consolidated financial statements. In addition, SFAS No. 123(R) will require additional accounting related to the income tax effects and additional disclosure regarding the cash flow effects resulting from share-based payment arrangements. For public entities that file as a small business issuer, SFAS No. 123(R) is effective for the first interim or annual reporting period beginning after December 15, 2005.

In December 2004, FASB issued SFAS No. 153 to amend Opinion 29 by eliminating the exception for non-monetary exchanges of similar productive assets and replaces it with general exception for exchanges of non-monetary assets that do not have commercial substance.  A non-monetary exchange is defined to have commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.

The Company is assessing the effect on the consolidated financial statements as a result of the implementation of these new standards.

In June 2005, the FASB issued Statement 154, “Accounting Changes and Error Corrections” which replaces APB Opinion 20 and FASB Statement 3.  Statement 154 changes the requirements for the accounting and reporting of a change in accounting principle.  Opinion 20 previously required that most voluntary changes in accounting principles be recognized by including the cumulative effect of the new accounting principle in net income of the period of change.  Statement 154 now requires retrospective application of changes in accounting principle to prior period financial statements, unless it is impractical to determine either the period-specific effects or the cumulative effect of the change.  The statement is effective for fiscal years beginning after December 15, 2005.  Management does not expect that there will be material effect on the consolidated financial statements as a result of the implementation of this new standard.

BLOORCOM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in US Dollars)

Information related to the six-month period ended June 30, 2004 and subsequent to December 31, 2004 is unaudited.

(2)	Ability to Continue Operations

These financial statements have been prepared in accordance with generally accepted accounting principles in the United States applicable to a going concern which contemplate the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.  The Company has incurred an operating loss since inception and has an accumulated deficit of $261,747 at June 30, 2005.  These factors, among others, raise substantial doubt about the Company’s ability to be able to continue as a going concern.  The future of the Company and the realization of its asset values is contingent upon the continued support of directors and affiliated companies, the successful completion of additional financing arrangements and the development and maintenance of profitable operations.

Management estimates that cash requirements for the next twelve months to be $162,000 and plans to raise additional cash as required through an initial public offering, other equity and debt financing.  In January 2005, the Company completed a private placement whereby 1,084,000 shares of common stock were issued for proceeds of $46,066 and is in the process of completing an initial public offering.  The full amount of the private placement proceeds was received in December 31, 2004. Management also plans to develop existing customer relationships to finance the operating and capital requirements of the Company, including planned market development and operations, until such time as the Company’s operations are self-sustaining.

While the Company is expending its best efforts to achieve the above plans, there is no assurance that any such activity will generate sufficient funds for operations.

The Company’s financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that may be necessary should the Company be unable to continue in existence.

(3)	Acquisition of Subsidiary

On December 23, 2004, the Company closed an acquisition agreement with the sole shareholder of Bloorcom Inc. to acquire all the issued and outstanding shares of Bloorcom Inc. in exchange for 1,000,000 shares of its common stock.  In accordance with SEC regulations, shares issued within one year of an expected initial public offering should be valued at the anticipated offering price of $0.08 per share.  Consequently, the purchase price of Bloorcom Inc. was calculated as $80,000.

The acquisition was accounted for using the purchase method with the Company  being identified as the acquirer and Bloorcom Inc. identified as the acquiree.  Prior to the acquisition, the companies were not under common control.  The carrying value of the net assets and liabilities of Bloorcom Inc. equaled their fair value as at December 22, 2004.  As a result, no adjustments to their carrying value were required under the purchase method.

Under the purchase method, an intangible asset should be recognized as an asset apart from goodwill if it arises from contractual or other legal rights, regardless of whether those rights are transferable or separable from the acquiree.  The intangible asset that meets these criteria is recognized as an asset apart from goodwill based on its fair value on the date of acquisition.  As a result, the fair value of the licensing agreement with the major customer of Bloorcom Inc., estimated to be $9,023, was recognized as an intangible asset and was amortized over the remaining life of the agreement of approximately one month.  The amount was fully amortized during the six-month period ended June 30, 2005. The remaining balance of the purchase price should have been recognized as goodwill.  However, as the Company has only been incorporated recently and has no profitable operating history, there was significant uncertainty as to the recoverability of the goodwill.  Consequently, the Company wrote-off the remaining balance of the purchase price, totaling $143,950 in the year ended December 31, 2004.  The allocation of the acquisition cost is summarized as follows:

Purchase price	$80,000
Net liability of Bloorcom Inc. on the date of acquisition	72,973
152,973
Less: Licensing agreement	(9,023)
Excess of purchase price over net asset of Bloorcom Inc.	$143,950

Unaudited pro-forma information assuming the acquisition had been completed on August 30, 2004 (inception of Successor Company) is as follows:

Period from August 30, 2004 (inception) to December 31, 2004
Revenues	$51,502
Loss from operations	$(152,622)
Net loss for the period	$(149,195)
Loss per share	$(0.12)

BLOORCOM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in US Dollars)

Information related to the six-month period ended June 30, 2004 and subsequent to December 31, 2004 is unaudited.

(4)	Economic Dependence

During the periods from January 1, 2005 to June 30, 2005, from August 30, 2004 to December 31, 2004, from January 1, 2004 to June 30, 2004, from July 1, 2004 to December 22, 2004 and from July 14, 2003 to June 30, 2004. 98%, 100%, 96%, 97% and 95% of the Company’s revenue was earned from one customer, respectively.  As at June 30, 2005, there was $2,605 (December, 2004 - $2,564) due from this customer in accounts receivable.

(5)	Furniture and equipment

	June 30, 2005	December 31, 2004
	(Unaudited)
Computer equipment	$30,451	$27,081
Furniture and fixtures	2,668	647
	33,119	27,728
Less: accumulated amortization	(14,363)	(9,299)

	$18,756	$18,429

(6)	Related Party Transactions and Balances

Related party transactions not disclosed elsewhere in these financial statements include:

Pursuant to an employment agreement, the Company agreed to pay its president approximately $48,000 (CAD $60,000) annually as remuneration for his services.

The Company also accrued approximately $24,000 (CAD $30,000) as advances to a company owned by the president for marketing and consulting services for a period of one year, commencing July 2004.  The prepaid amount was amortized as consulting fees over the service term. As at June 30, 2005, $Nil (December 31, 2004 - $12,455) of this prepaid consulting fee remained on the balance sheet and $12,455 (December 31, 2004 - $11,883) has been amortized and expensed for the six-month period ended June 30, 2005.  Included in the statements of operations of the Company for the six-month period ended June 30, 2005 and the period from August 30, 2004 to December 31, 2004, and of Bloorcom Inc. for the period from January 1, 2004 to June 30, 2004, from July 1, 2004 to December 22, 2004 and from July 14, 2003 (inception) to June 30, 2004, were $13,560, $8,383, $7,255, 10,818 and $7,255 of consulting fees paid to this company, respectively.

As at June 30, 2005, amounts due to the Company’s president and a company owned by the president, totaling $34,506 (December 31, 2004 - $30,673) are unsecured, non-interest bearing and have no fixed terms of repayment.

The above-noted transactions were in the normal course of business and were measured at the exchange value which was the amount of consideration established and agreed to by the related parties.

(7)	Long-term Debt

During 2004, the Company arranged two separate business loan credit facilities with a bank bearing interest at prime plus 4% (7.75% at June 30, 2005; 8.25% at December 31, 2004) per annum and with combined monthly principal payments of approximately $480 (CDN$600) plus interest which is collateralized by the Company’s present and after-acquired property and all proceeds thereof. The term of both of the loans is sixty months.

During the six-month period ended June 30, 2005, the Company entered into a lease agreement for $3,197 (CDN$ 3,918) at an imputed interest rate of 17.84% per annum.  Monthly lease payment is approximately $157 (CDN $193) and is to be paid over a period of 24 months.

Required principal repayments over the remaining terms of the loans are as follows:

2006 (current)	$7,925
2007	7,200
2008	5,876
2009	3,305
$24,306

BLOORCOM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in US Dollars)

Information related to the six-month period ended June 30, 2004 and subsequent to December 31, 2004 is unaudited.

(8)	Share Capital

Authorized

100,000,000 shares of common shares with a par value of $0.001 per share.

During the period ended June 30, 2005, the Company issued 1,084,000 shares of common stock for proceeds of $46,066. The proceeds were received during the period ended December 31, 2004 and recorded as shares to be issued.

(9)	Commitments

The Company currently subleased its office space for approximately $640 (CAD $800) per month.  The term of the sublease will expire on December 1, 2006, thereafter, renewable on a year-to-year basis at the option of the Company.

(10)

Income Taxes

Significant components of the Company’s net deferred tax assets as at June 30, 2005 and December 31, 2004 consist of:

	June 30, 2005	December 31, 2004
	(Unaudited)
Operating loss	$44,171	$13,015
Furniture and equipment	5,401	3,608
Valuation allowance	(49,572)	(16,623)

Net future tax assets	$-	$-

The provision (benefit) for income tax differs from the amount estimated using the statutory income tax rate as follows:

	Bloorcom Corp.		Bloorcom Solutions Incorporated
	Six-month period ended June 30, 2005 (a)	August 30, 2004 (inception) to December 31, 2004 (b)	Six-month period ended June 30, 2004 (c)	July 1, 2004 to December 22, 2004 (d)	July 14, 2003 (inception) to June 30, 2004 (e)
	(Unaudited)		(Unaudited)
Provision (benefit) at statutory rate (Bloorcom Corp. – 34% U.S.) (Bloorcom Solutions Incorporated – 35.62% Canadian)	$(36,060)	$(52,935)	$(5,047)	$(3,657)	$(13,196)

Effect of changes in foreign currency translation	(2,757)	-	-	2,951	-

Effect of foreign income taxes at other than the federal statutory rate applicable to the entity	537	-	-	-	-

Non-deductible expenses	5,331	49,008	-	3,474	-

Increase (decrease) in valuation allowance	32,949	3,927	(5,047)	(2,768)	13,196

	$-	$-	$-	$-	$-

(a)

Represents the unaudited income tax rate reconciliation of Bloorcom Solutions Incorporated (formerly Bloorcom Incorporated), the predecessor company, and Bloorcom Corp., the successor company, for the six-month period ended June 30, 2005.

(b)

Represents the income tax rate reconciliation of Bloorcom Corp., the successor company, for the period from August 30, 2004 (inception) to December 31, 2004 and Bloorcom Solutions Incorporated (formerly Bloorcom Incorporated), the predecessor company, for the period from December 23, 2004 (date of acquisition) to December 31, 2004.

(c)

Represents the unaudited income tax rate reconciliation of Bloorcom Solutions Incorporated (formerly Bloorcom Incorporated), the predecessor company, for the six-month period ended June 30, 2004.

(d)

Represents the income tax rate reconciliation of Bloorcom Solutions Incorporated (formerly Bloorcom Incorporated) for the period from July 1, 2004 to December 22, 2004. (Note 3).

(e)

Represents the income tax rate reconciliation of Bloorcom Solutions Incorporated (formerly Bloorcom Incorporated) for the period from July 14, 2003 (inception) to June 30, 2004.

BLOORCOM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in US Dollars)

Information related to the six-month period ended June 30, 2004 and subsequent to December 31, 2004 is unaudited.

(10)

Income Taxes - Continued

The Company evaluates its valuation allowance requirements based on projected future operations.  When circumstances change and this causes a change in management’s judgment about the recoverability of deferred tax assets, the impact of the change on the valuation allowance is reflected in current income.  Due to uncertainty surrounding the realization of the tax benefits in future years, no income tax benefit has been recorded in 2005 and 2004 and the Company and Bloorcom Inc. have fully reserved their respective net deferred tax assets as of June 30, 2005 and December 31, 2004.

At June 30, 2005, the Company had losses available for income tax purposes of approximately $118,000 (December 31, 2004 - $37,000) which will expire in various amounts commencing 2014.

[OUTSIDE BACK COVER PAGE]

PROSPECTUS

BLOORCOM CORP.

1,084,000 SHARES OF

COMMON STOCK TO BE SOLD BY CURRENT SHAREHOLDERS

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or a solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein nor the affairs of the Issuer have not changed since the date hereof.

Until _____, 2005 (90 days after the date of this prospectus), all dealers that effect transactions in these shares of common stock may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

THE DATE OF THIS PROSPECTUS IS SEPTEMBER 30, 2005

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

As authorized by Section 78.751 of the Nevada General Corporation Law, we may indemnify our officers and directors against expenses incurred by such persons in connection with any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative, involving such persons in their capacities as officers and directors, so long as such persons acted in good faith and in a manner which they reasonably believed to be in our best interests. If the legal proceeding, however, is by or in our right, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he is adjudged to be liable for negligence or misconduct in the performance of his duty to us unless a court determines otherwise.

Under Nevada law, corporations may also purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director or officer (or is serving at the request of the corporation as a director or officer of another corporation) for any liability asserted against such person and any expenses incurred by him in his capacity as a director or officer. These financial arrangements may include trust funds, self-insurance programs, guarantees and insurance policies.

Our Articles of Incorporation provide that we will indemnify our directors to the full extent permitted by applicable corporate law now or hereafter in force.  Pursuant to such corporate law, such indemnity shall not apply if the director did not (a) act in good faith and in a manner the director reasonably believed to be in or not opposed to our best interests, and (b) with respect to any criminal action or proceeding, have reasonable cause to believe the director's conduct was unlawful. We will advance expenses for such persons pursuant to the terms set forth in the By-laws, or in a separate Board resolution or contract.

Our By-laws provide that our officers and directors shall, to the fullest extent permitted by applicable corporate law now or hereafter in force, be indemnified and held harmless against all losses, claims, damages, liabilities, expenses (including attorney's fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was a director or officer, or he or she was serving at our request as a director, officer, partner, trustee, employee or agent.

Such indemnification shall continue as to an indemnitee who has ceased to be a director or officer of the Corporation and shall endure to the benefit of the indemnitee's heirs, executors and administrators.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses for the issuance and distribution of the shares registered by this prospectus are set forth in the following table, exclusive of selling agent commissions and expenses:

Item	Amount (US$)
SEC Registration Fee	$10.21
EDGAR Filing Expenses	$2,000
Transfer Agent Fees	$3,000
Legal Fees	$40,000
Accounting Fees	$60,000
Printing Costs	$1,500
Miscellaneous	$2,000
Total	$108,510.21

1

We will pay all the costs associated with the registration and sale of our shares of common stock offered by selling shareholders.

RECENT SALE OF UNREGISTERED SECURITIES

Within the past three years we have issued and sold the following securities without registration.

On December 14, 2004, we issued 2,000,000 common shares to Sokhie Puar, Director, at $0.001 per shares for aggregate cash proceeds of $2,000.  The shares were issued in reliance on Regulation S promulgated under the Securities Act 1933 due to the foreign residency of the purchaser.  The shares are restricted in accordance with Rule 144 under such Act.

On December 28, 2004, we issued 1,000,000 common shares to Rahim Jivraj, President, CEO and Director, at a deemed value of $0.01 per share pursuant to a stock acquisition agreement and plan of merger, whereby we acquired all of the issued and outstanding shares in the capital of Bloorcom Solutions Incorporated. The shares were issued in reliance on Regulation S promulgated under the Securities Act of 1933 due to the foreign residency of the purchaser.  The shares are restricted in accordance with Rule 144 under such Act.

On January 14, 2005, we issued 1,084,000 shares of our common stock to 20 investors pursuant to Regulation S, at a price of $0.04 (CAD$0.05) per share for total proceeds to Bloorcom of $46,066 (CAD$54,200).  The price per share was determined by management based on the stage of our development, the acquisition of Bloorcom Solutions Incorporated having completed and the fact that the shares are restricted pursuant to Rule 144.

EXHIBITS

The following Exhibits are attached to this registration statement.

3.1    Articles of Incorporation

3.3    Bylaws

5.1

Opinion of Morton & Company

10.1

Stock Acquisition Agreement dated December 23, 2004 among Bloorcom Corp., Bloorcom Incorporated and Rahim Jivraj.

10.2

Application Service Provider Agreement dated November 25, 2003 between Bloorcom Incorporated and La Senza Inc.

10.3

Software Development Agreement dated November 25, 2003 between Bloorcom Incorporated and La Senza Inc.

10.4

Addendum to Application Service Provider Agreement dated January 31, 2005 between Bloorcom Solutions Incorporated and La Senza Inc.

10.5

Sublease dated December 1, 2004 between Bloorcom Incorporated and Vandana Ventures Inc.

10.6

Employment Agreement dated July 14, 2003 between Bloorcom Solutions Incorporated and Rahim Jivraj.

21.1

Subsidiaries of the registrant

23.1

Consent of counsel (see Exhibit 5.1)

23.2

Consent of Independent Accountant

24.1  Power of Attorney (included on signature page)

2

UNDERTAKINGS

The undersigned registrant hereby undertakes as follows:

1.

To file, during any period in which offers or sales are being made, post-effective amendment to this registration statement to:

(i)

Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of the Registration Fee” table in the effective registration statement; and

(iii)

Include any material information with respect to the plan of distribution not previously disclosed in the registration statement.

2.

For the purpose of determining any liability under the Securities Act, to treat each post-effective amendment that contains a prospectus as a new registration statement of the securities offered, and the offering of the securities at that time as the initial bona fide offering of those securities.

3.

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described above in Item 24, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction of the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

3

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and have authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, Province of British Columbia, on the 30th day of  September, 2005.

BLOORCOM CORP.

(Registrant)

By:   /s/ Rahim Jivraj

Rahim Jivraj

President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rahim Jivraj, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form SB-2 of Bloorcom Corp., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, grant unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature

Title

Date

/s/ Rahim Jivraj

Director, President,

 September 30, 2005

Rahim Jivraj

Chief Executive Officer

and principal accounting officer

/s/ Sokhie Puar

Director, Treasurer,

September 30, 2005

Sokhie Puar

Secretary and principal financial officer

/s/ Bijay Singh

Director

 September 30, 2005

Bijay Singh

4